SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                        Pursuant to section 13 or 15(d)
                     of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): February 5, 1996

                       BALTIMORE GAS AND ELECTRIC COMPANY
             (Exact name of registrant as specified in its charter)

        Maryland               1-1910                    52-0280210
(State of incorporation)     (Commission               (IRS Employer
                              File Number)             Identification No.)

39 W. Lexington Street         Baltimore, Maryland         21201
(Address of principal executive offices)                  (zip code)

        Registrant's telephone number, including area code 410-783-5920

                                 Not Applicable
        (Former name, former address and former fiscal year, if changed since last report)

     The term "Company" is used in this Current Report, except where otherwise specifically indicated by the context, to refer to Baltimore Gas and Electric Company ("BGE") and Subsidiaries.

Item 5. OTHER EVENTS (pages 3 of 40 through 35 of 40)

The following financial information for the Company for the year ended December 31, 1995 is set forth in this Form 8-K.

Selected Financial Data
Management's  Discussion  and  Analysis of  Financial  Condition  and Results of
     Operations
Report of Management
Report of Independent Accountants
Consolidated Statements of Income
Consolidated Balance Sheets
Consolidated Statements of Cash Flows
Consolidated Statements of Common Shareholders' Equity
Consolidated Statements of Capitalization
Consolidated Statements of Income Taxes
Notes to Consolidated Financial Statements

Selected Financial Data

                                                                                                                  Compound
                                                   1995         1994         1993          1992       1991         Growth
---------------------------------------------------------------------------------------------------------------------------
                                               (Dollar amounts in thousands, except per share amounts)         5-year  10-Year
Summary of Operations

   Total Revenues                            $2,934,799   $2,782,985   $2,741,385    $2,559,536  $2,514,631    5.47%    4.56%
   Expenses Other Than Interest and Income
      Taxes                                   2,239,107    2,147,726    2,124,993     2,024,227   2,026,910    3.10     4.93
----------------------------------------------------------------------------------------------------------------------------
   Income From Operations                       695,692      635,259      616,392       535,309     487,721   16.36     3.46
   Other Income                                   8,819       32,365       20,310        22,132      28,095  (23.87)   (4.60)
---------------------------------------------------------------------------------------------------------------------------
   Income Before Interest and Income Taxes      704,511      667,624      636,702       557,441     515,816   14.33     3.30
   Net Interest Expense                         196,977      190,154      188,764       189,747     196,588    3.58     5.98
----------------------------------------------------------------------------------------------------------------------------
   Income Before Income Taxes                   507,534      477,470      447,938       367,694     319,228   21.03     2.43
   Income Taxes                                 169,527      153,853      138,072       103,347      85,547   53.41     1.11
----------------------------------------------------------------------------------------------------------------------------
   Income Before Cumulative Effect of
      Change in Accounting Method               338,007      323,617      309,866       264,347     233,681   14.01     3.17
   Cumulative Effect of Change in the
      Method of Accounting for Income Taxes         ---          ---          ---           ---     19,745      ---      ---
----------------------------------------------------------------------------------------------------------------------------
   Net Income                                   338,007      323,617      309,866       264,347     253,426    9.65     3.17
   Preferred and Preference Stock Dividends      40,578       39,922       41,839        42,247      42,746    0.16     4.02
----------------------------------------------------------------------------------------------------------------------------
   Earnings Applicable to Common Stock       $  297,429   $  283,695   $  268,027    $  222,100  $  210,680   11.45     3.06
============================================================================================================================

   Earnings Per Share of Common Stock
      Before Cumulative Effect of Change
         in Accounting Method                     $2.02        $1.93        $1.85         $1.63      $1.511    3.13     0.77
      Cumulative Effect of Change in the
         Method of Accounting for Income
         Taxes                                      ---          ---          ---           ---         .16     ---      ---
----------------------------------------------------------------------------------------------------------------------------
   Total Earnings Per Share of Common Stock       $2.02        $1.93        $1.85         $1.63       $1.67    7.61     0.77
============================================================================================================================

   Dividends Declared Per Share of Common
      Stock                                       $1.55        $1.51        $1.47         $1.43       $1.40    2.06     3.40

Ratio of Earnings to Fixed Charges                 3.21         3.14         3.00          2.65        2.27   12.52    (2.51)
   Ratio of Earnings to Fixed Charges and
      Preferred and Preference Stock Dividends
      Combined                                     2.52         2.47         2.34          2.08        1.82   11.38    (1.99)

Financial Statistics at Year End

   Total Assets                              $8,316,663   $8,037,502   $7,829,613    $7,208,660  $6,963,547    4.39     6.88
============================================================================================================================
   Capitalization
      Long-term debt                         $2,598,254   $2,584,932   $2,823,144    $2,376,950  $2,390,115    3.44     5.69
      Preferred stock                            59,185       59,185       59,185        59,185      59,185     ---      ---
      Redeemable preference stock               242,000      279,500      342,500       395,500     398,500   (7.89)   11.70
      Preference stock not subject to mandatory
         redemption                             210,000      150,000      150,000       110,000     110,000   13.81     1.84
      Common shareholders' equity             2,812,682    2,717,866    2,620,511     2,534,639   2,153,306    6.29     6.33
----------------------------------------------------------------------------------------------------------------------------
      Total Capitalization                   $5,922,121   $5,791,483   $5,995,340    $5,476,274  $5,111,106    4.29     5.92
============================================================================================================================

   Book Value Per Share of Common Stock          $19.07       $18.42       $17.94        $17.63      $17.00    2.84     3.98

   Number of Common Shareholders                 79,811       81,505       82,287        80,371      71,131    1.79     0.04

Certain prior-year amounts have been reclassified to conform with the current year's presentation.

                             Baltimore Gas and Electric Company and Subsidiaries

Management's Discussion and Analysis of Financial Condition and
Results of Operations



This annual report presents the financial condition and results of operations of Baltimore Gas and Electric Company (BGE) and its
subsidiaries (collectively, the Company).   Among  other  information,
it  provides   Consolidated   Financial Statements,   Notes  to
Consolidated  Financial  Statements  (Notes),   Utility Operating
Statistics, and Selected Financial Data. The following discussion explains factors that significantly affect the Company's results of operations, liquidity, and capital resources.

Effective November 1, 1995, BGE formed a wholly owned subsidiary, BGE Energy Projects & Services, Inc. (EP&S). EP&S' revenues and expenses are included in diversified businesses revenues and diversified businesses selling, general, and administrative expenses, respectively.

Results of Operations

Earnings per Share of Common Stock
Consolidated earnings per share were $2.02 for 1995 and $1.93 for 1994, an increase of $.09 and $.08 from prior-year amounts, respectively. The changes in earnings per share reflect a higher level of earnings applicable to common stock, offset partially by a larger number of outstanding common shares. The summary below presents the earnings-per-share amounts.

                                     1995       1994     1993
--------------------------------------------------------------------
Utility business                    $1.84      $1.81    $1.77
Diversified businesses                .18        .12      .08
--------------------------------------------------------------------
Total                               $2.02      $1.93    $1.85
====================================================================

Earnings Applicable to Common Stock
Earnings applicable to common stock increased $13.7 million in 1995 and $15.7 million in 1994. The increases reflect higher utility and diversified businesses earnings.

Utility earnings increased in 1995 compared to the prior year due to higher electric system sales resulting from the extremely hot summer weather in 1995, and higher electric and gas sales resulting from the colder fall weather experienced in 1995. These factors were partially offset by lower electric and gas system sales resulting from the milder weather experienced during the first half of the year as compared to last year; lower net other income and deductions in 1995; and a decrease in the allowance for funds used during construction.

Utility earnings increased in 1994 compared to the prior year due to three principal factors: lower operations and maintenance expenses; an increase in the allowance for funds used during construction; and greater sales of electricity. The higher sales of electricity were primarily due to an increased number of customers compared to 1993. Both 1995 and 1994 earnings increases were offset partially by higher depreciation and amortization expense, which includes the write-off of certain Perryman costs in both years (see discussion on page 7). The effect of weather on utility sales is discussed below.

The following factors influence BGE's utility operations earnings: regulation by the Maryland Public Service Commission (PSC); the effect of weather and economic conditions on sales; and competition in the generation and sale of electricity. The gas base rate increase authorized by the PSC in November 1995 favorably affected utility earnings beginning in December 1995. The electric and gas base rate increases authorized by the PSC in April 1993 favorably affected utility earnings through April 1994. The electric fuel rate cases now pending before the PSC discussed in Notes 1 and 12 could affect future years' earnings.

Future competition may also affect earnings in ways that are not possible to predict (see discussion on page 11).

Earnings from diversified businesses, which primarily represent the operations of Constellation Holdings, Inc. (CHI) and its subsidiaries (collectively, the Constellation Companies), BGE Home Products & Services, Inc. and Subsidiary (HP&S), and EP&S, increased during both 1995 and 1994. The reasons for these changes are discussed in the "Diversified Businesses Earnings" section on pages 8 and 9.

Effect of Weather on Utility Sales
Weather conditions affect BGE's utility sales. BGE measures weather conditions using degree days. A degree day is the difference between the average daily actual temperature and the baseline temperature of 65 degrees. Hotter weather during the summer, measured by more cooling degree days, results in greater demand for electricity to operate cooling systems. Conversely, cooler weather during the summer, measured by fewer cooling degree days, results in less demand for electricity to operate cooling systems. Colder weather during the winter, as measured by greater heating degree days, results in greater demand for electricity and gas to operate heating systems. Conversely, warmer weather during the winter, measured by fewer heating degree days, results in less demand for electricity and gas to operate heating systems. The degree-days chart below presents information regarding cooling and heating degree days for 1995 and 1994.

Baltimore Gas and Electric Company and Subsidiaries

                                                    30-Year
                                   1995      1994   Average
--------------------------------------------------------------------
Cooling degree days               1,056       949       804
Percentage change
    compared to prior year         11.3%       9.7%
Heating degree days               4,601     4,670     4,901
Percentage change
    compared to prior year         (1.5)%    (5.8)%

BGE Utility Revenues and Sales
Electric revenues changed during 1995 and 1994 because of the following factors:

                                              1995          1994
--------------------------------------------------------------------
                                                 (In millions)
System sales volumes                      $43.4        $  9.9
 Base rates                                23.2           1.4
 Fuel rates                               (13.8)        (21.5)
--------------------------------------------------------------------
Revenues from system sales                 52.8         (10.2)

Interchange and other sales                49.0          26.5

Other revenues                              1.4          (1.9)
--------------------------------------------------------------------
Total electric revenues                  $103.2        $ 14.4
====================================================================

Electric system sales represent volumes sold to customers within BGE's service territory at rates determined by the PSC. These amounts exclude interchange sales and sales to other utilities, discussed separately later. Following is a comparison of the changes in electric system sales volumes:

                                          1995         1994
--------------------------------------------------------------------
Residential                                 2.8%          0.5%
Commercial                                  2.3          (0.4)
Industrial                                  3.6          17.8
Total                                       2.7           2.5

The increase in sales to residential and commercial customers during 1995 reflects the extremely hot summer and colder fall weather during 1995 and an increase in the number of customers, offset partially by milder weather experienced during the first half of the year as compared to last year. Sales to industrial customers increased primarily due to an increase in the number of customers and the increased sale of electricity to Bethlehem Steel, offset partially by lower usage by other industrial customers. Bethlehem Steel has been purchasing its full electricity requirements from BGE since March of 1994 and is selling power produced with its own generating facilities to BGE rather than using the power to reduce its requirements.

In 1994, sales to residential and commercial customers were essentially unchanged from the prior year due to three factors: the number of customers increased; higher sales from extreme weather conditions early in the year slightly exceeded lower sales from milder weather in the second half of the year; and usage-per-customer decreased. Sales to industrial customers reflect primarily an increase in the sale of electricity to Bethlehem Steel, which purchased more electricity from BGE due to increased steel production and the fact that Bethlehem Steel has been purchasing its full electricity requirements from BGE since March of 1994.

Base rates are affected by two principal items: rate orders by the PSC and recovery of eligible electric conservation program costs through the energy conservation surcharge. Base rates increased in 1995 compared to 1994 due to recovery of a higher level of eligible electric conservation program costs and the ability to collect the full amount of energy conservation surcharge revenues, portions of which had been deferred subject to refund in 1994 as discussed below. Base rates increased slightly during 1994 due to the remaining effect of the PSC's April 1993 rate order, offset partially by the deferral of the portion of energy conservation surcharge billings subject to refund.

Under the  energy  conservation  surcharge,  if the PSC  determines that BGE is earning in excess of its authorized rate of return, BGE will have to refund (by means of lowering future surcharges) a portion of energy conservation surcharge revenues to its customers. The portion subject to the refund is compensation for foregone sales from
conservation   programs  and  incentives  for  achieving conservation
goals and will be refunded to customers with interest beginning in the ensuing July when the annual resetting of the conservation surcharge rates occurs. BGE earned in excess of its authorized rate of return on electric operations for the period July 1, 1993 through June 30, 1994. As a result, BGE deferred the portion of electric energy conservation revenues subject to refund for the period December 1993 through November 1994. The deferral of these billings totaled $20.1 million.

Changes in fuel rate revenues result from the operation of the electric fuel rate formula. The fuel rate formula is designed to recover the actual cost of fuel, net of revenues from interchange sales and sales to other utilities (see Notes 1 and 12). Changes in fuel rate revenues and interchange and other sales normally do not affect earnings. However, if the PSC were to disallow recovery of any part of these costs, earnings would be reduced as discussed in Note 12.

Fuel rate revenues decreased during both 1995 and 1994 due to a lower fuel rate, offset partially by increased electric system sales volumes. The rate was lower in both years because of a less-costly twenty-four month generation mix resulting from greater generation at the Calvert Cliffs Nuclear Power Plant and Brandon Shores Power Plant compared to the previous year, as well as lower fuel costs. BGE expects electric fuel rate revenues to remain relatively constant through 1996.

Interchange   and  other  sales   represent   sales  of  BGE's   energy
to the Pennsylvania-New Jersey-Maryland Interconnection (PJM) and other utilities. The PJM is a regional power pool of eight member companies including BGE. These sales occur after BGE has satisfied the demand for its own system sales of electricity, if BGE's available generation is the least costly available. Interchange and other sales increased during 1995 and 1994 because BGE had a less-costly generation mix than the other utilities. The less-costly mix reflects greater generation from the Brandon Shores Power Plant and the continued operation of the Calvert Cliffs Nuclear Power Plant, which generated a record level of electricity during 1995.

                             Baltimore Gas and Electric Company and Subsidiaries

Gas revenues changed during 1995 and 1994 because of the following factors:

                                          1995          1994
--------------------------------------------------------------------
                                              (In millions)
Sales volumes                             $  0.2        $  3.6
Base rates                                   6.4           2.4
Gas cost adjustment revenues               (27.4)        (16.1)
Other revenues                               0.1          (1.8)
--------------------------------------------------------------------
Total gas revenues                        $(20.7)       $(11.9)
====================================================================


The changes in gas sales volumes compared to the year before were:

                                          1995         1994
--------------------------------------------------------------------
Residential                                 (0.2)%        0.6%
Commercial                                   1.3         (3.4)
Industrial                                   4.7          4.2
Total                                        1.9          0.7

Total gas sales increased during 1995 as a result of higher sales to commercial and industrial customers, while sales to residential customers were essentially the same as last year. Sales to commercial customers increased compared to last year due to an increase in the number of customers, increased usage per customer, and the colder fall weather in 1995, offset partially by milder weather during the first half of the year. Sales to industrial customers increased compared to last year due to greater usage of gas per customer. Total gas sales increased during 1994 because of higher sales to residential and industrial customers, offset partially by lower sales to commercial customers. Sales to industrial customers reflect primarily greater usage of natural gas by Bethlehem Steel. Sales to commercial and industrial customers were negatively impacted because delivery service customers either voluntarily switched their fuel source from natural gas to alternate fuels, or were involuntarily interrupted by BGE as a result of extreme winter weather conditions in the first quarter of 1994. Interruptible customers maintain alternate fuel sources and pay reduced rates in exchange for BGE's right to interrupt service during periods of peak demand.

Base rates increased slightly during 1995 and 1994 due to an increased recovery of eligible gas conservation program costs through the energy conservation surcharge. In addition, base rates increased slightly during 1995 as a result of the PSC's November 1995 rate order, which increased annual base rate revenues by $19.3 million, including $2.4 million to recover higher depreciation expense. Future gas base rate revenues are expected to be impacted favorably as a result of this order.

Changes in gas cost adjustment revenues result primarily from the operation of the purchased gas adjustment clause, commodity charge adjustment clause, and the actual cost adjustment clause, which are designed to recover actual gas costs (see Note 1).
Changes in gas cost adjustment revenues normally do not affect earnings. Gas cost adjustment revenues decreased during 1995 and 1994 because of lower gas prices for purchased gas and lower sales volumes subject to gas cost adjustment clauses. Delivery service sales volumes are not subject to gas cost adjustment clauses because delivery service customers purchase their gas directly from third parties.

BGE Utility Fuel and Energy Expenses
Electric fuel and purchased energy expenses were as follows:

                                    1995       1994      1993
--------------------------------------------------------------------
                                          (In millions)
Actual costs                      $554.5     $541.2    $483.9
Net recovery of costs
   under electric fuel rate
   clause (see Note 1)              24.3        1.1      50.7
--------------------------------------------------------------------
Total expense                     $578.8     $542.3    $534.6
====================================================================


Total electric fuel and purchased energy expenses increased in 1995 as a result of the operation of the electric fuel rate clause and increased actual electric costs. Actual electric fuel and purchased energy costs increased during 1995 primarily due to a higher net output of electricity and higher purchased energy and capacity costs, offset partially by a less costly generation mix resulting primarily from a shorter refueling and maintenance outage at the Calvert Cliffs Nuclear Power Plant as compared to the prior year.

Total electric fuel and purchased energy expenses increased in 1994 as a result of increased actual electric costs and the operation of the electric fuel rate clause. Actual electric fuel and purchased energy costs increased during 1994 as a result of a more costly generation mix and an increase in the net output of electricity generated to meet the demand of BGE's system and the PJM system. The cost of the generation mix increased due to higher purchased energy costs and scheduled outages at the Calvert Cliffs Nuclear Power Plant in 1994.

Purchased gas expenses were as follows:

                                    1995       1994     1993
--------------------------------------------------------------------
                                           (In millions)
Actual costs                       $205.9    $222.7    $246.4
Net (deferral) recovery of costs
  under purchased gas adjustment
  clause (see Note 1)                (7.8)      1.9      (3.7)
--------------------------------------------------------------------
Total expense                      $198.1    $224.6    $242.7
====================================================================

Total purchased gas expenses decreased in 1995 due to significantly lower actual purchased gas costs and the operation of the purchased gas adjustment clause. Actual purchased gas costs

Baltimore Gas and Electric Company and Subsidiaries decreased in 1995 due to lower gas prices which reflect market conditions. This decrease would have been greater except for a take-or-pay refund which reduced actual costs in 1994.

Total purchased gas expenses decreased in 1994 due to significantly lower actual purchased gas costs, offset partially by the operation of the purchased gas adjustment clause. Actual purchased gas costs decreased during 1994 for two reasons: lower gas prices and lower output associated with the decreased demand for BGE gas. The lower gas prices reflect market conditions and take-or-pay and other supplier refunds, offset by higher costs related to the implementation of Federal Energy Regulatory Commission (FERC) Order 636 and higher demand charges.

Purchased gas costs exclude gas purchased by delivery service customers, including Bethlehem Steel, who obtain gas directly from third parties.

Other Operating Expenses
Operations and maintenance expenses were essentially unchanged in 1995 as compared to the prior year. Operations expense decreased during 1994 primarily due to labor savings achieved as a result of the Company's employee reduction programs discussed in Note 7 and continuing cost control efforts. These savings offset $18.1 million of expense from the amortization of the cost of the 1993 and 1992 Voluntary Special Early Retirement Programs (VSERP) and a $10.0 million charge for a bonus paid to employees in lieu of a general wage increase. In addition, operations expense for 1994 decreased because operations expense for 1993 included a $17.2 million charge for certain employee reduction programs, offset partially by a credit to expense equivalent to the $9.8 million cost of termination benefits associated with the Company's 1992 VSERP. Operations and maintenance expenses are expected to decline in 1996 due to ongoing cost control efforts of the Company. Maintenance expense decreased during 1994 due primarily to lower costs at the Calvert Cliffs Nuclear Power Plant.

Depreciation and amortization expense increased during 1995 because of higher levels of depreciable plant in service and energy conservation program costs, and the completion of a facility-specific study of the cost to decommission the Calvert Cliffs Nuclear Power Plant. The higher level of depreciable plant in service, which is primarily due to certain capital additions at the Calvert Cliffs Nuclear Power Plant, resulted in an increase of approximately $12.9
million  in   depreciation   and   amortization   expense   during 1995.
The facility-specific study resulted in a $9 million increase in depreciation expense. Depreciation and amortization expense increased during 1994 because of higher levels of depreciable plant in service and energy conservation program costs. The increase in depreciable plant in service resulted from the addition of electric transmission and distribution plant and certain capital additions at the Calvert Cliffs Nuclear Power Plant during 1994. Additionally, as discussed below, depreciation and amortization expense during 1995 and 1994 reflected the write-off of certain Perryman costs.

Initially, BGE had planned to build two combined cycle generating units at its Perryman site with each unit consisting of two combustion turbines and a heat recovery steam generator. However, due to significant changes in the environment in which utilities operate, BGE decided in 1994 not to construct the second combined cycle unit and wrote off the construction work in progress costs associated with that unit. This write-off reduced after-tax earnings during 1994 by $11.0 million or 7 cents per share. As a result of the PSC's August 1995 Order requiring all new generation capacity needs to be competitively bid and BGE's September 1995 announcement that it will merge with Potomac Electric Power Company (PEPCO) which has some available generating capacity, BGE determined that it will not build the second combustion turbine for the first combined cycle unit. Therefore, during the third quarter of 1995, BGE wrote off the remaining work in progress costs associated with the first combined cycle unit. This write-off reduced after-tax earnings during 1995 by $9.7 million, or 7 cents per share. The construction of the first 140-megawatt combustion turbine at Perryman was completed, and the unit was placed in service, during June 1995.

Taxes other than income taxes increased slightly during 1995 and 1994 due primarily to higher property taxes resulting from higher levels of utility plant in service.

Inflation affects the Company through increased operating expenses and higher replacement costs for utility plant assets. Although timely rate increases can lessen the effects of inflation, the regulatory process imposes a time lag which can delay BGE's recovery of increased costs. There is a regulatory lag primarily because rate increases are based on historical costs rather than projected costs. The PSC has historically allowed recovery of the cost of replacing plant assets, together with the opportunity to earn a fair return on BGE's investment, beginning at the time of replacement.

Other Income and Expenses
The allowance for equity funds used during construction (AFC) decreased during 1995 because of a lower level of construction work in progress resulting from a decrease in new construction activity and the placement of several projects in service. AFC increased during 1994 because of a higher level of construction work in progress which was offset partially by the lower AFC rate established by the PSC in the April 1993 rate order.

                             Baltimore Gas and Electric Company and Subsidiaries

Net other income and deductions decreased in 1995 primarily due to approximately $12.1 million in lower other interest and finance charge income, and a decrease of $3.8 million in the gain on the sale of receivables and property. Net other income and deductions increased in 1994 primarily due to a lower level of charitable contributions and $3.9 million of gains on the sale of receivables.

Interest expense increased during 1995 due to a combination of higher levels of debt outstanding and higher short-term interest rates compared to 1994, offset partially by increased capitalized interest on the Constellation Companies' projects. Interest expense increased slightly during 1994 due primarily to lower capitalized interest on the Constellation Companies' power generation systems, offset partially by the accrual by BGE of carrying charges on electric deferred fuel costs excluded from rate base (see Note 5).

Income tax expense increased during 1995 and 1994 due to higher taxable income from utility operations and the Constellation Companies.

Diversified Businesses Earnings
Earnings per share from diversified businesses were:

                                        1995    1994    1993
--------------------------------------------------------------------
Constellation Companies
  Power generation systems             $ .13    $ .10   $ .07
  Financial investments                  .08      .03     .10
  Real estate development and senior
    living facilities                   (.02)    (.03)   (.04)
  Effect of 1993 Tax Act                  -       -      (.04)
  Other                                 (.01)    (.01)   (.01)
--------------------------------------------------------------------
Total Constellation Companies            .18      .09     .08
BGE Home Products & Services, Inc.
  and Subsidiary                         .00      .03     -
BGE Energy Projects & Services, Inc.     .00      -       -
--------------------------------------------------------------------
Total diversified businesses           $ .18    $ .12   $ .08
====================================================================


The Constellation Companies' power generation systems business includes the development, ownership, management, and operation of wholesale power generating projects in which the Constellation
Companies hold ownership interests, as well as the provision of services to power generation projects under operation and maintenance contracts. Power generation systems earnings increased during 1995 due primarily to higher equity earnings on the Constellation Companies' energy projects and a gain on the sale of certain operating and maintenance contracts. Power generation systems earnings increased in 1994 primarily due to payments for the curtailment of output at two wholesale power generating projects as discussed below.

The Constellation Companies' investment in wholesale power generating projects includes $197 million representing ownership interests in 16 projects which sell electricity in California under Interim Standard Offer No. 4 power purchase agreements. Under these agreements, the projects supply electricity to purchasing utilities at a fixed rate for the first ten years of the agreements and thereafter at fixed capacity payments plus variable energy rates based on the utilities' avoided cost for the remaining term of the agreements. Avoided cost generally represents a utility's next lowest cost generation to
service the demands on its system. These  power generation   projects
are  scheduled  to  convert  to  supplying electricity  at  avoided cost rates in various years beginning in late 1996 through the end of 2000. As a result of declines in purchasing utilities' avoided costs subsequent to the inception of these agreements, revenues at these projects based on current avoided cost levels would be substantially lower than revenues presently being realized under the fixed price terms of the agreements. If current avoided cost levels were to continue into 1996 and beyond, the Constellation Companies could experience reduced earnings or incur losses associated with these projects, which could be significant. The Constellation Companies are investigating and pursuing alternatives for certain of these power generation projects including, but not limited to, repowering the projects to reduce operating costs, changing fuels, renegotiating the power purchase agreements, restructuring financings, and selling its ownership interests in the projects. Two of these wholesale power generating projects, in which the Constellation Companies' investment totals $30 million, have executed agreements with Pacific Gas & Electric (PG&E) providing for the curtailment of output through the end of the fixed price period in return for payments from PG&E. The payments from PG&E during the curtailment period will be sufficient to fully amortize the existing project finance debt.
However, following the curtailment period, the projects remain contractually obligated to commence production of electricity at the avoided cost rates, which could result in reduced earnings or losses for the reasons described above. The Company cannot predict the impact
that  these  matters   regarding  any  of  the 16  projects  may  have
on the Constellation Companies or the Company, but the impact could be material.

Earnings from the Constellation Companies' portfolio of financial investments include capital gains and losses, dividends, income from financial limited partnerships, and income from financial guaranty insurance companies. Financial investment earnings were higher in 1995 due to favorable earnings on the Companies' marketable securities, increased gains from financial partnerships, and higher earnings from financial guaranty insurance companies. Financial investment earnings decreased during 1994 due to reduced earnings from the investment portfolio. Additionally, 1993 results reflected a $6.1 million gain from the sale of a portion of an investment in a financial guaranty insurance company.

The Constellation Companies' real estate development business includes land under development; office buildings; retail pro-jects; commercial projects; an entertainment, dining and retail complex in Orlando, Florida; a mixed-use planned-unit-development; and senior living facilities. The majority of these projects are in the Baltimore-Washington corridor. They have been affected adversely by the oversupply of and limited demand for land and office space due to modest economic growth and corporate downsizings.

Baltimore Gas and Electric Company and Subsidiaries

Earnings from real estate development and senior living facilities in 1995 were essentially unchanged from the prior year. Earnings from real estate development increased slightly during 1994 due to gains recognized from the sale of two retail centers, an office building, and interests in two senior living facilities. The increases in diversified businesses' revenues and in selling, general, and administrative expenses during 1994 reflect the proceeds of these sales and the cost of the facilities sold, respectively.

The Constellation Companies' real estate portfolio has experienced continuing carrying costs and depreciation. Additionally, the Constellation Companies have been expensing rather than capitalizing interest on certain undeveloped land for which substantially all development activities have been suspended. These factors have affected earnings negatively and are expected to continue to do so until the levels of undeveloped land are reduced. Cash flow from real estate operations has been insufficient to cover the debt service requirements of certain of these projects. Resulting cash shortfalls have been satisfied through cash infusions from Constellation Holdings, Inc., which obtained the funds through a combination of cash flow generated by other Constellation Companies and its corporate borrowings. To the extent the real estate market continues to improve, earnings from real estate activities are expected to improve also.

The Constellation Companies' continued investment in real estate projects is a function of market demand, interest rates, credit availability, and the strength of the economy in general. The Constellation Companies' Management believes that although the real estate market has improved, until the economy reflects sustained
growth   and   the   excess   inventory   in  the   market   in  the
Baltimore-Washington corridor goes down, real estate values will not improve significantly. If the Constellation Companies were to sell their real estate projects in the current depressed market, losses would occur in amounts difficult to determine. Depending upon market conditions, future sales could also result in losses. In addition, were the Constellation Companies to change their intent about any project from an intent to hold to an intent to sell, applicable accounting rules would require a write-down of the project to market value at the time of such change in intent if market value is below book value.

BGE Home Products & Services' earnings decreased during 1995 and increased during 1994 primarily due to higher gains from receivables sales in 1994.

Environmental Matters
The Company is subject to increasingly stringent federal, state, and local laws and regulations relating to improving or maintaining the quality of the environment. These laws and regulations require the Company to remove or remedy the effect on the environment of the disposal or release of specified substances at ongoing and former operating sites, including Environmental Protection Agency Superfund sites. Details regarding these matters, including financial information, are presented in Note 12 and in the Company's Annual Reports on Form 10-K under Item 1. Business - Environmental Matters.

Liquidity and Capital Resources

Capital Requirements
The Company's capital requirements reflect the capital-intensive nature of the utility business. Actual capital requirements for the years 1993 through 1995, along with estimated amounts for the years 1996 through 1998, are reflected below. Certain prior-year amounts have been restated to conform with the current year's presentation.


                                                                     1993      1994       1995       1996      1997   1998
                                                                                          (In millions)
  Utility Business:
   Construction expenditures (excluding AFC)
      Electric                                                     $  365      $345       $223      $231      $205    $212
      Gas                                                              52        68         70        68        73      67
      Common                                                           41        42         51        41        47      46
---------------------------------------------------------------------------------------------------------------------------
      Total construction expenditures                                 458       455        344       340       325     325
   AFC                                                                 23        34         22        11        10      10
   Nuclear fuel (uranium purchases and processing charges)             47        42         46        45        45      44
   Deferred energy conservation expenditures                           33        41         46        34        25      27
   Deferred nuclear expenditures                                       14         8         --        --        --      --
   Retirement of long-term debt and redemption of preference stock    907       203        279        98       164     125
---------------------------------------------------------------------------------------------------------------------------
   Total utility business                                           1,482       783        737       528       569     531
Diversified Businesses:
   Retirement of long-term debt                                       222        37         55        49       135     138
   Investment requirements                                             78        51        118        92        71      82
---------------------------------------------------------------------------------------------------------------------------
   Total diversified businesses                                       300        88        173       141       206     220
Total                                                              $1,782      $871       $910      $669      $775    $751
===========================================================================================================================

                             Baltimore Gas and Electric Company and Subsidiaries

BGE Utility Capital Requirements
BGE's construction program is subject to continuous review and modification, and actual expenditures may vary from the estimates above. Electric construction expenditures include the installation of a 5,000 kilowatt diesel generator at the Calvert Cliffs Nuclear Power Plant which is scheduled to be placed in service in 1996, and improvements in BGE's existing generating plants and its transmission
and   distribution   facilities.   Future  electric   construction
expenditures do not include additional generating units.

During 1995, 1994, and 1993, the internal generation of cash from utility operations provided 100%, 72%, and 71% respectively, of the funds required for BGE's capital requirements exclusive of retirements and redemptions of debt and preference stock. In addition, in 1994, $70 million of cash was provided by the sale of certain BGE and HP&S receivables (see Note 12). During the three-year period 1996 through 1998, the Company expects to provide through utility operations 115% of the funds required for BGE's capital requirements, exclusive of retirements and redemptions.

Utility capital requirements not met through the internal generation of cash are met through the issuance of debt and equity securities.
During the three-year period ended December 31, 1995, BGE's issuances of long-term debt, preference stock, and common stock were $1,237 million, $190 million, and $92 million, respectively. During the same period, retirements and redemptions of BGE's long-term debt and preference stock totaled $1,148 million and $219 million, respectively, exclusive of any redemption premiums or discounts. The amount and timing of future issuances and redemptions will depend upon market conditions and BGE's actual capital requirements.

BGE's fixed income securities are rated by various independent credit rating agencies. The ratings assigned reflect the rating agencies' current assessment of BGE's ability to pay interest, dividends, and principal on these securities. The ratings impact BGE's cost of raising fixed income capital in the public markets. At the date of this Report, BGE's securities ratings were as follows:

                            Securities Ratings Table

---------------------------------------------------------------------------
                          Standard        Moody's
                           & Poors       Investors         Duff & Phelps
                        Rating Group      Service        Credit Rating Co.
---------------------------------------------------------------------------
Senior Secured Debt           A+            A1                 AA-
(First Mortgage Bonds)
Unsecured Debt                A             A2                  A+
Preferred Stock               A            "a1"                 A+
Preference Stock              A            "a2"                 A


The Constellation Companies' capital requirements are discussed below in the section titled "Diversified Businesses Capital Requirements-Debt and Liquidity." The Constellation Companies are exploring expansion of their energy, real estate service, and senior living facility businesses. Expansion may be achieved in a variety of ways, including, without limitation, increased investment activity and acquisitions. The Constellation Companies plan to meet their capital requirements with a combination of debt and internal generation of cash from their operations. Additionally, from time to time, BGE may make loans to Constellation Holdings, Inc., or contribute equity to enhance the capital structure of Constellation Holdings, Inc.

Historically, Constellation's energy projects have been in the United States. As of December 31, 1995, one of the Constellation Companies had invested approximately $10 million in a Bolivian power generation company. In addition, $10 million has been committed, of which $1.2 million has been funded, to a fund that will invest in and develop power projects in Latin America. Constellation's energy business expansion may include domestic and international projects.

Diversified Businesses Capital Requirements
Debt and Liquidity
The Constellation Companies intend to meet capital requirements by refinancing debt as it comes due and through internally generated cash. These internal sources include cash that may be generated from operations, sale of assets, and cash generated by tax benefits earned by the Constellation Companies. In the event the Constellation Companies can obtain reasonable value for real estate properties, additional cash may become available through the sale of projects (for additional information see the discussion of the real estate business and market on pages 8 and 9). The ability of the Constellation Companies to sell or liquidate assets described above will depend on market conditions, and no assurances can be given that such sales or liquidations can be made. Also, to provide additional liquidity to meet interim financial needs, CHI has a $50 million revolving credit agreement.

Investment Requirements
The investment requirements of the Constellation Companies include its portion of equity funding to committed projects under development, as well as net loans made to project partnerships. Investment requirements for the years 1996 through 1998 reflect the Constellation Companies' estimate of funding for ongoing and anticipated projects and are subject to continuous review and modification. Actual investment requirements may vary significantly from the estimates on page 9 because of the type and number of projects selected for development, the impact of market conditions on those projects, the ability to obtain financing, and the availability of internally generated cash. The Constellation Companies have met their investment requirements in the past through the internal generation of cash and through borrowings from institutional lenders.

Baltimore Gas and Electric Company and Subsidiaries

Response to Regulatory Change

Electric utilities presently face competition in the construction of generating units to meet future load growth and in the sale of electricity in the bulk power markets. Electric utilities also face the future prospect of competition for electric sales to retail customers. As previously disclosed, BGE regularly considered various strategies designed to enhance its competitive position and to increase its ability to adapt to and anticipate regulatory changes in its utility business. In September 1995, BGE concluded that a merger with PEPCO would enhance two key factors regarding its competitive position--maintaining low-cost production and increasing in size. The merger is discussed in Note 12. Although BGE believes the merger will have a positive effect on its competitive position in future years, it is not possible to predict currently the ultimate effect competition will have on BGE's earnings in future years, or after the merger, on the earnings of the new company. In response to the competitive forces and regulatory changes, as discussed in Part 1 of BGE's Reports on Form 10-K under the heading Regulatory Matters and Competition, BGE (and after the merger the new company) from time to time will consider various strategies designed to enhance its competitive position and to increase its ability to adapt to and anticipate regulatory changes in its utility business. These strategies may include internal restructurings involving the complete or
partial separation  of its  generation,   transmission  and
distribution   businesses, acquisitions  of related or unrelated
businesses, business combinations, and additions to or dispositions of portions of its franchised service territories. BGE may from time to time be engaged in preliminary discussions, either internally or with third parties, regarding one or more of these potential strategies. No assurances can be given as to whether any potential transaction of the type described above may actually occur, or as to the ultimate effect thereof on the financial condition or competitive position of BGE.

                             Baltimore Gas and Electric Company and Subsidiaries

REPORT OF MANAGEMENT

     The management of the Company is responsible for the information and representations in the Company's financial statements. The Company prepares the financial statements in accordance with generally accepted accounting principles based upon available facts and circumstances and management's best estimates and judgments of known conditions.

     The Company maintains an accounting system and related system of nternal controls designed to provide reasonable assurance that the financial records are accurate and that the Company's assets are protected. The Company's staff of internal auditors, which reports directly to the Chairman of the Board, conducts periodic reviews to maintain the effectiveness of internal control procedures.

     Coopers & Lybrand L.L.P., independent accountants, audit the financial statements and express their opinion about them. They perform their audit in accordance with generally accepted auditing standards.

     The Audit Committee of the Board of Directors, which consists of four outside Directors, meets periodically with Management, internal auditors, and Coopers & Lybrand L.L.P. to review the activities of each in discharging their responsibilities. The internal audit staff and Coopers & Lybrand L.L.P. have free access to the Audit Committee.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders of
Baltimore Gas and Electric Company

     We have audited the accompanying consolidated balance sheets and statements of capitalization of Baltimore Gas and Electric Company and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, cash flows, common shareholders' equity, and income taxes for each of the three years in the period ended December 31, 1995. These financial statements are the responsibililty of the Company's Management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by Management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Baltimore Gas and Electric Company and Subsidiaries as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                    /s/COOPERS & LYBRAND L.L.P.
                                    Coopers & Lybrand L.L.P.
                                    Baltimore, Maryland
                                    January 19, 1996

Baltimore Gas and Electric Company and Subsidiaries

                        Consolidated Statements of Income

Year Ended December 31,                                                    1995                1994             1993
--------------------------------------------------------------------------------------------------------------------
                                                                        (In thousands, except per share amounts)
Revenues
   Electric                                                          $2,229,774          $2,126,581       $2,112,147
   Gas                                                                  400,504             421,249          433,163
   Diversified businesses                                               304,521             235,155          196,075
--------------------------------------------------------------------------------------------------------------------
   Total revenues                                                     2,934,799           2,782,985        2,741,385

Expenses Other Than Interest and Income Taxes
   Electric fuel and purchased energy                                   578,801             542,314          534,628
   Gas purchased for resale                                             198,069             224,590          242,685
   Operations                                                           550,811             552,817          574,073
   Maintenance                                                          168,269             164,892          181,208
   Diversified businesses - selling, general, and administrative        220,573             167,430          143,654
   Depreciation and amortization                                        317,417             295,950          253,913
   Taxes other than income taxes                                        205,167             199,733          194,832
--------------------------------------------------------------------------------------------------------------------
   Total expenses other than interest and income taxes                2,239,107           2,147,726        2,124,993

Income from Operations                                                  695,692             635,259          616,392
--------------------------------------------------------------------------------------------------------------------

Other Income
   Allowance for equity funds used during construction                   14,162              21,746           14,492
   Equity in earnings of Safe Harbor Water Power Corporation              4,559               4,349            4,243
   Net other income and deductions                                       (9,902)              6,270            1,575
--------------------------------------------------------------------------------------------------------------------
   Total other income                                                     8,819              32,365           20,310

Income Before Interest and Income Taxes                                 704,511             667,624          636,702
--------------------------------------------------------------------------------------------------------------------

Interest Expense
   Interest charges                                                     219,689             214,347          212,971
   Capitalized interest                                                 (15,050)            (12,427)         (16,167)
   Allowance for borrowed funds used during construction                 (7,662)            (11,766)          (8,040)
--------------------------------------------------------------------------------------------------------------------
   Net interest expense                                                 196,977             190,154          188,764

Income Before Income Taxes                                              507,534             477,470          447,938

Income Taxes                                                            169,527             153,853          138,072
--------------------------------------------------------------------------------------------------------------------

Net Income                                                              338,007             323,617          309,866

Preferred and Preference Stock Dividends                                 40,578              39,922           41,839
--------------------------------------------------------------------------------------------------------------------

Earnings Applicable to Common Stock                                  $  297,429          $  283,695       $  268,027
====================================================================================================================

Average Shares of Common Stock Outstanding                              147,527             147,100          145,072

Earnings Per Share of Common Stock                                        $2.02               $1.93            $1.85
====================================================================================================================

See Notes to Consolidated Financial Statements.

Certain prior-year amounts have been reclassified to conform with the current year's presentation.

                             Baltimore Gas and Electric Company and Subsidiaries

                           Consolidated Balance Sheets


At December 31,                                                                1995                 1994
--------------------------------------------------------------------------------------------------------
                                                                                    (In thousands)
Assets

   Current Assets
      Cash and cash equivalents                                          $   23,443            $  38,590
      Accounts receivable (net of allowance for uncollectibles
         of $16,390 and $14,960, respectively)                              400,005              314,842
      Fuel stocks                                                            59,614               70,627
      Materials and supplies                                                145,900              149,614
      Prepaid taxes other than income taxes                                  60,508               57,740
      Deferred income taxes                                                  36,831               43,358
      Trading securities                                                     47,990               24,337
      Other                                                                  31,487               22,686
--------------------------------------------------------------------------------------------------------
      Total current assets                                                  805,778              721,794

   Investments and Other Assets
      Real estate projects                                                  479,344              471,435
      Power generation systems                                              358,629              311,960
      Financial investments                                                 205,841              224,340
      Nuclear decommissioning trust fund                                     85,811               66,891
      Safe Harbor Water Power Corporation                                    34,327               34,168
      Senior living facilities                                               16,045               11,540
      Net pension asset                                                      60,077                  ---
      Other                                                                  71,894               58,824
--------------------------------------------------------------------------------------------------------
      Total investments and other assets                                  1,311,968            1,179,158

   Utility Plant
      Plant in service
         Electric                                                         6,360,624            5,929,996
         Gas                                                                692,693              616,823
         Common                                                             522,450              511,016
--------------------------------------------------------------------------------------------------------
         Total plant in service                                           7,575,767            7,057,835
      Accumulated depreciation                                           (2,481,801)          (2,305,372)
--------------------------------------------------------------------------------------------------------
      Net plant in service                                                5,093,966            4,752,463
      Construction work in progress                                         247,296              506,030
      Nuclear fuel (net of amortization)                                    130,782              134,012
      Plant held for future use                                              25,552               24,320
--------------------------------------------------------------------------------------------------------
      Net utility plant                                                   5,497,596            5,416,825

   Deferred Charges
      Regulatory assets (net)                                               637,915              623,639
      Other                                                                  63,406               96,086
--------------------------------------------------------------------------------------------------------
      Total deferred charges                                                701,321              719,725

   Total Assets                                                          $8,316,663           $8,037,502
========================================================================================================

See Notes to Consolidated Financial Statements.

Certain prior-year amounts have been reclassified to conform with the current year's presentation.
                                      14

Baltimore Gas and Electric Company and Subsidiaries

                           Consolidated Balance Sheets


At December 31,                                                               1995                 1994
-------------------------------------------------------------------------------------------------------
                                                                                   (In thousands)
Liabilities and Capitalization

   Current Liabilities
      Short-term borrowings                                             $  279,305            $  63,700
      Current portions of long-term debt and preference stock              146,969              323,675
      Accounts payable                                                     177,092              181,931
      Customer deposits                                                     26,857               24,891
      Accrued taxes                                                          8,244               19,585
      Accrued interest                                                      56,670               60,348
      Dividends declared                                                    67,198               66,012
      Accrued vacation costs                                                33,403               30,917
      Other                                                                 39,417               30,857
-------------------------------------------------------------------------------------------------------
      Total current liabilities                                            835,155              801,916




   Deferred Credits and Other Liabilities
      Deferred income taxes                                              1,311,530            1,199,787
      Pension and postemployment benefits                                  148,594              138,835
      Decommissioning of federal uranium enrichment facilities              43,695               45,836
      Other                                                                 55,568               59,645
-------------------------------------------------------------------------------------------------------
      Total deferred credits and other liabilities                       1,559,387            1,444,103




   Capitalization
      Long-term debt                                                     2,598,254            2,584,932
      Preferred stock                                                       59,185               59,185
      Redeemable preference stock                                          242,000              279,500
      Preference stock not subject to mandatory redemption                 210,000              150,000
      Common shareholders' equity                                        2,812,682            2,717,866
-------------------------------------------------------------------------------------------------------
      Total capitalization                                               5,922,121            5,791,483


   Commitments, Guarantees, and Contingencies - See Note 12


   Total Liabilities and Capitalization                                 $8,316,663           $8,037,502
=======================================================================================================

See Notes to Consolidated Financial Statements.

Certain prior-year amounts have been reclassified to conform with the current year's presentation.
                                      15

                             Baltimore Gas and Electric Company and Subsidiaries

                      Consolidated Statements of Cash Flows


Year Ended December 31,                                                                 1995            1994           1993
---------------------------------------------------------------------------------------------------------------------------
                                                                                                (In thousands)
Cash Flows From Operating Activities
   Net income                                                                     $  338,007      $  323,617     $  309,866
   Adjustments to reconcile to net cash provided by operating activities
      Depreciation and amortization                                                  378,977         351,064        314,027
      Deferred income taxes                                                          103,494          79,278         53,057
      Investment tax credit adjustments                                               (8,088)         (8,192)        (8,444)
      Deferred fuel costs                                                              5,565          11,461         51,445
      Accrued pension and postemployment benefits                                     (7,641)        (41,113)       (25,276)
      Allowance for equity funds used during construction                            (14,162)        (21,746)       (14,492)
      Equity in earnings of affiliates and joint ventures (net)                      (21,259)        (20,225)        (4,655)
      Changes in current assets other than sale of accounts receivable              (107,392)        (10,536)       (37,252)
      Changes in current liabilities, other than short-term borrowings                (7,293)        (24,447)        71,153
      Other                                                                            2,837          13,070         (4,020)
---------------------------------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                                      663,045         652,231        705,409
Cash Flows From Financing Activities
   Proceeds from issuance of
      Short-term borrowings (net)                                                    215,605          63,700        (11,900)
      Long-term debt                                                                 184,422         207,169      1,206,350
      Preference stock                                                                59,329              ---       128,776
      Common stock                                                                       318          33,869         57,379
   Proceeds from sale of receivables                                                   2,000          70,000             ---
   Reacquisition of long-term debt                                                  (315,105)       (240,853)    (1,012,514)
   Redemption of preference stock                                                    (73,000)         (4,406)      (144,310)
   Common stock dividends paid                                                      (227,192)       (220,152)      (211,137)
   Preferred and preference stock dividends paid                                     (40,087)        (39,950)       (42,425)
   Other                                                                                  13            (437)        (7,094)
---------------------------------------------------------------------------------------------------------------------------
   Net cash used in financing activities                                            (193,697)       (131,060)       (36,875)
Cash Flows From Investing Activities
   Utility construction expenditures (including AFC)                                (366,037)       (488,976)      (480,501)
   Allowance for equity funds used during construction                                14,162          21,746         14,492
   Nuclear fuel expenditures                                                         (46,330)        (42,089)       (47,329)
   Deferred nuclear expenditures                                                          ---         (8,393)       (13,791)
   Deferred energy conservation expenditures                                         (45,503)        (40,440)       (32,909)
   Contributions to nuclear decommissioning trust fund                                (9,780)         (9,780)        (9,699)
   Purchases of marketable equity securities                                         (18,447)        (52,099)       (46,820)
   Proceeds from sales of marketable equity securities                                49,788          40,585         33,754
   Other financial investments                                                         9,423           2,469         19,589
   Real estate projects                                                              (15,599)         14,926        (30,330)
   Power generation systems                                                          (37,446)         (1,116)       (26,841)
   Other                                                                             (18,726)         (3,650)         8,965
---------------------------------------------------------------------------------------------------------------------------
   Net cash used in investing activities                                            (484,495)       (566,817)      (611,420)
Net Increase (Decrease) in Cash and Cash Equivalents                                 (15,147)        (45,646)        57,114
Cash and Cash Equivalents at Beginning of Year                                        38,590          84,236         27,122
---------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                                          $   23,443       $  38,590      $  84,236
===========================================================================================================================

Other Cash Flow Information
   Cash paid during the year for:
      Interest (net of amounts capitalized)                                       $  198,001      $  184,441     $  183,266
      Income taxes                                                                $  132,274      $  112,923     $  126,034

See Notes to Consolidated Financial Statements.

Certain prior-year amounts have been reclassified to conform with the current year's presentation.
                                      16

Baltimore Gas and Electric Company and Subsidiaries

             Consolidated Statements of Common Shareholders' Equity

                                                                                        Unrealized
                                                                                        Gain (Loss)
                                                                                       on Available   Pension
                                                      Common Stock          Retained     For Sale    Liability      Total
Years Ended December 31, 1995, 1994, and 1993      Shares       Amount      Earnings    Securities  Adjustment     Amount
---------------------------------------------------------------------------------------------------------------------------
                                                                                 (In thousands)

Balance at December 31, 1992                       143,784   $1,335,002    $1,199,637    $    ---     $    ---   $2,534,639

Net income                                                                    309,866                               309,866
Dividends declared
  Preferred and preference stock                                              (41,839)                              (41,839)
  Common stock ($1.47 per share)                                             (213,407)                             (213,407)
Common stock issued                                  2,250       57,379                                              57,379
Other                                                              (917)       (3,117)                               (4,034)
Pension liability adjustment                                                                          (33,990)      (33,990)
Deferred taxes on pension liability adjustment                                                         11,897        11,897
---------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993                       146,034    1,391,464     1,251,140         ---     (22,093)    2,620,511

Net income                                                                    323,617                               323,617
Dividends declared
  Preferred and preference stock                                              (39,922)                              (39,922)
  Common stock ($1.51 per share)                                             (222,180)                             (222,180)
Common stock issued                                  1,493       33,869                                              33,869
Other                                                                45                                                  45
Net unrealized loss on securities                                                         (5,609)                    (5,609)
Deferred taxes on net unrealized loss on securities                                        1,963                      1,963
Pension liability adjustment                                                                            8,573         8,573
Deferred taxes on pension liability adjustment                                                         (3,001)       (3,001)
---------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                       147,527    1,425,378     1,312,655     (3,646)     (16,521)    2,717,866

Net income                                                                    338,007                               338,007
Dividends declared
  Preferred and preference stock                                              (40,578)                              (40,578)
  Common stock ($1.55 per share)                                             (228,667)                             (228,667)
Common stock issued                                                 318                                                 318
Other                                                               109                                                 109
Net unrealized gain on securities                                                         14,010                     14,010
Deferred taxes on net unrealized gain on securities                                       (4,904)                    (4,904)
Pension liability adjustment                                                                           25,417        25,417
Deferred taxes on pension liability adjustment                                                         (8,896)       (8,896)
---------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                       147,527   $1,425,805    $1,381,417    $ 5,460         $ ---   $2,812,682
===========================================================================================================================

See Notes to Consolidated Financial Statements.

                                      17

                             Baltimore Gas and Electric Company and Subsidiaries

                    Consolidated Statements of Capitalization

At December 31,                                                               1995               1994
-----------------------------------------------------------------------------------------------------
                                                                                  (In thousands)
Long-Term Debt
   First Refunding Mortgage Bonds of BGE
      9-1/8% Series, due October l5, 1995                                 $  ---           $  188,014
      5-1/8% Series, due April 15, 1996                                     26,187             26,454
      6-1/8% Series, due August 1, 1997                                     24,935             24,935
      Floating rate series, due April 15, 1999                             125,000            125,000
      8.40% Series, due October 15, 1999                                    91,200             96,225
      5-1/2% Series, due July 15, 2000                                     125,000            125,000
      8-3/8% Series, due August 15, 2001                                   122,427            122,430
      7-1/8% Series, due January 1, 2002                                    39,698             49,957
      7-1/4% Series, due July 1, 2002                                      124,609            124,850
      5-1/2% Installment Series, due July 15, 2002                          11,045             11,650
      6-1/2% Series, due February 15, 2003                                 124,882            124,947
      6-1/8% Series, due July 1, 2003                                      124,925            124,925
      5-1/2% Series, due April 15, 2004                                    124,995            125,000
      7-1/2% Series, due January 15, 2007                                  123,667            125,000
      6-5/8% Series, due March 15, 2008                                    124,985            125,000
      7-1/2% Series, due March 1, 2023                                     124,973            124,998
      7-1/2% Series, due April 15, 2023                                    100,000            100,000
-----------------------------------------------------------------------------------------------------
      Total First Refunding Mortgage Bonds of BGE                        1,538,528          1,744,385
   Other long-term debt of BGE
      Term bank loan due March 29, 2001                                     50,000                ---
      Medium-term notes, Series A                                           10,500             10,500
      Medium-term notes, Series B                                          100,000            100,000
      Medium-term notes, Series C                                          200,000            173,050
      Medium-term notes, Series D                                           28,000                ---
      Pollution control loan, due July 1, 2011                              36,000             36,000
      Port facilities loan, due June 1, 2013                                48,000             48,000
      Adjustable rate pollution control loan, due July 1, 2014              20,000             20,000
      5.55% Pollution control revenue refunding loan, due July 15, 2014     47,000             47,000
      Economic development loan, due December 1, 2018                       35,000             35,000
      6.00% Pollution control revenue refunding loan, due April 1, 2024     75,000             75,000
-----------------------------------------------------------------------------------------------------
      Total other long-term debt of BGE                                    649,500            544,550
   Long-term debt of Constellation Companies
      Revolving credit agreement
         Variable rates based on LIBOR, due December 9, 1998                 1,000                ---
      Mortgage and construction loans and other collateralized notes
         7.6675%, due October 1, 1995                                          ---             13,000
         7.50%, due October 9, 2005                                          9,989                ---
         Variable rates, due through 2009                                  110,018            116,613
         7.357%, due March 15, 2009                                          5,896              6,152
      Unsecured notes                                                      420,000            440,000
-----------------------------------------------------------------------------------------------------
      Total long-term debt of Constellation Companies                      546,903            575,765
   Unamortized discount and premium                                        (15,708)           (17,593)
   Current portion of long-term debt                                      (120,969)          (262,175)
-----------------------------------------------------------------------------------------------------
   Total long-term debt                                                 $2,598,254         $2,584,932

                                                           continued on page 37
See Notes to Consolidated Financial Statements.

                                      18

Baltimore Gas and Electric Company and Subsidiaries

                    Consolidated Statements of Capitalization

At December 31,                                                                                 1995               1994
-----------------------------------------------------------------------------------------------------------------------
                                                                                                      (In thousands)
Preferred Stock
   Cumulative, $100 par value, 1,000,000 shares authorized
      Series B, 41/2%, 222,921 shares outstanding, callable at $110 per share             $   22,292          $  22,292
      Series C, 4%, 68,928 shares outstanding, callable at $105 per share                      6,893              6,893
      Series D, 5.40%, 300,000 shares outstanding, callable at $101 per share                 30,000             30,000
-----------------------------------------------------------------------------------------------------------------------
   Total preferred stock                                                                      59,185             59,185
Preference Stock
   Cumulative, $100 par value, 6,500,000 shares authorized
      Redeemable preference stock
      7.50%, 1986 Series, 425,000 and 455,000 shares outstanding. Callable
         at $105 per share prior to October 1, 1996 and at lesser amounts thereafter          42,500             45,500
      6.75%, 1987 Series, 455,000 shares outstanding. Callable at
         $104.50 per share prior to April 1, 1997 and at lesser amounts thereafter            45,500             45,500
      6.95%, 1987 Series, 500,000 shares redeemed at par on October 1, 1995                      ---             50,000
      7.80%, 1989 Series, 500,000 shares outstanding                                          50,000             50,000
      8.25%, 1989 Series, 300,000 and 500,000 shares outstanding                              30,000             50,000
      8.625%, 1990 Series, 650,000 shares outstanding                                         65,000             65,000
      7.85%, 1991 Series, 350,000 shares outstanding                                          35,000             35,000
      Current portion of redeemable preference stock                                         (26,000)           (61,500)
-----------------------------------------------------------------------------------------------------------------------
      Total redeemable preference stock                                                      242,000            279,500
   Preference stock not subject to mandatory redemption
      7.78%, 1973 Series, 200,000 shares outstanding, callable at $101 per share              20,000             20,000
      7.125%, 1993 Series, 400,000 shares outstanding, not callable prior to July 1, 2003     40,000             40,000
      6.97%, 1993 Series, 500,000 shares outstanding, not callable prior to October 1, 2003   50,000             50,000
      6.70%, 1993 Series, 400,000 shares outstanding, not callable prior to January 1, 2004   40,000             40,000
      6.99%, 1995 Series, 600,000 shares outstanding, not callable prior to October 1, 2005   60,000                ---
-----------------------------------------------------------------------------------------------------------------------
      Total preference stock not subject to mandatory redemption                             210,000            150,000
Common Shareholders' Equity
   Common stock without par value,  175,000,000 shares  authorized;  147,527,114 shares issued and  outstanding at December 31, 1995 and 1994. (At December
      31, 1995,  166,893 shares were reserved for the Employee  Savings Plan and
      3,277,656 shares were reserved for the Dividend Reinvestment and Stock
      Purchase Plan.)                                                                      1,425,805          1,425,378
   Retained earnings                                                                       1,381,417          1,312,655
   Unrealized gain (loss) on available for sale securities                                     5,460             (3,646)
   Pension liability adjustment                                                                  ---            (16,521)
-----------------------------------------------------------------------------------------------------------------------
   Total common shareholders' equity                                                       2,812,682          2,717,866
Total Capitalization                                                                      $5,922,121         $5,791,483
=======================================================================================================================

See Notes to Consolidated Financial Statements.

                                      19

                             Baltimore Gas and Electric Company and Subsidiaries

                     Consolidated Statements of Income Taxes

Year Ended December 31,                                                               1995            1994           1993
-------------------------------------------------------------------------------------------------------------------------
                                                                                        (Dollar amounts in thousands)
Income Taxes
   Current                                                                        $ 74,121        $ 82,767       $ 93,459
-------------------------------------------------------------------------------------------------------------------------
   Deferred
      Change in tax effect of temporary differences                                118,300          88,896         63,972
      Change in income taxes recoverable through future rates                       (1,006)         (8,580)       (30,086)
      Deferred taxes credited (charged) to shareholders' equity                    (13,800)         (1,038)        11,897
-------------------------------------------------------------------------------------------------------------------------
      Deferred taxes charged to expense                                            103,494          79,278         45,783
   Effect on deferred taxes of enacted change in federal corporate income tax rate
      Increase in deferred tax liability                                               ---             ---         20,105
      Income taxes recoverable through future rates                                    ---             ---        (12,831)
-------------------------------------------------------------------------------------------------------------------------
      Deferred taxes charged to expense                                                ---             ---          7,274
   Investment tax credit adjustments                                                (8,088)         (8,192)        (8,444)
      Income taxes per Consolidated Statements of Income                          $169,527        $153,853       $138,072
=========================================================================================================================
Reconciliation of Income Taxes Computed at Statutory
 Federal Rate to Total Income Taxes
   Income before income taxes                                                     $507,534        $477,470       $447,938
      Statutory federal income tax rate                                                 35%             35%            35%
---------------------------------------------------------------------------------------------------------------------------
      Income taxes computed at statutory federal rate                              177,637         167,115        156,778
      Increases (decreases) in income taxes due to
         Depreciation differences not normalized on regulated activities            10,953           9,791          9,253
         Allowance for equity funds used during construction                        (4,957)         (7,611)        (5,072)
         Amortization of deferred investment tax credits                            (8,088)         (8,164)        (8,444)
         Tax credits flowed through to income                                         (521)         (1,754)        (9,736)
         Change in federal corporate income tax rate charged to expense                ---             ---          7,274
         Amortization of deferred tax rate differential on regulated activities     (2,013)         (1,885)        (5,789)
         Other                                                                      (3,484)         (3,639)        (6,192)
---------------------------------------------------------------------------------------------------------------------------
      Total income taxes                                                          $169,527        $153,853       $138,072
===========================================================================================================================
      Effective federal income tax rate                                               33.4%           32.2%          30.8%


At December 31,                                                                                 1995                  1994
--------------------------------------------------------------------------------------------------------------------------
Deferred Income Taxes                                                                       (Dollar amounts in thousands)
   Deferred tax liabilities
      Accelerated depreciation                                                            $  878,470            $  840,376
      Allowance for funds used during construction                                           210,928               208,726
      Income taxes recoverable through future rates                                           94,305                93,952
      Deferred termination and postemployment costs                                           49,591                53,749
      Deferred fuel costs                                                                     39,559                41,507
      Leveraged leases                                                                        29,842                31,948
      Percentage repair allowance                                                             38,295                36,630
      Energy conservation expenditures                                                        28,121                   ---
      Other                                                                                  151,231               148,064
--------------------------------------------------------------------------------------------------------------------------
      Total deferred tax liabilities                                                       1,520,342             1,454,952
   Deferred tax assets
      Alternative minimum tax                                                                 32,626                71,074
      Accrued pension and postemployment benefit costs                                        31,707                51,163
      Deferred investment tax credits                                                         49,512                52,288
      Capitalized interest and overhead                                                       39,439                34,071
      Contributions in aid of construction                                                    34,404                32,707
      Nuclear decommissioning liability                                                       16,708                14,870
      Other                                                                                   41,247                42,350
--------------------------------------------------------------------------------------------------------------------------
      Total deferred tax assets                                                              245,643               298,523
   Deferred tax liability, net                                                            $1,274,699            $1,156,429
==========================================================================================================================

See Notes to Consolidated Financial Statements.

                                      20

Baltimore Gas and Electric Company and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Significant Accounting Policies
Nature of the Business
Baltimore Gas and Electric Company (BGE) and Subsidiaries (collectively, the Company) is primarily an electric and gas utility serving a territory which encompasses Baltimore City and all or part of ten
Central Maryland counties. The Company is also engaged in diversified businesses as described further in Note 3.

Principles of Consolidation
The consolidated financial statements include the accounts of BGE and all subsidiaries in which BGE owns directly or indirectly a
majority of the voting stock.   Intercompany   balances  and
transactions   have  been  eliminated  in consolidation.  Under this
policy, the accounts of Constellation Holdings, Inc. and its subsidiaries (collectively, the Constellation Companies), BGE Home Products & Services, Inc. and Subsidiary (HP&S), BGE Energy Projects & Services, Inc. (EP&S), and BNG, Inc. are consolidated in the financial statements, and Safe Harbor Water Power Corporation is reported under the equity method. Corporate joint ventures, partnerships, and affiliated companies in which a 20% to 50% voting interest is held are accounted for under the equity method, unless control is evident, in which case the entity is consolidated. Investments in which less than a 20% voting interest is held are accounted for under the cost method, unless significant influence is exercised over the entity, in which case the investment is accounted for under the equity method.

Regulation of Utility Operations
BGE's  utility  operations  are subject to  regulation  by the  Maryland
Public Service Commission (PSC). The accounting policies and practices used in the determination of service rates are also generally used for financial reporting purposes in accordance with generally accepted accounting principles for regulated industries. See Note 5.

Utility Revenues
BGE recognizes utility revenues as service is rendered to customers.

Fuel and Purchased Energy Costs
Subject to the approval of the PSC, the cost of fuel used in generating electricity, net of revenues from interchange sales, and the cost of gas sold may be recovered through zero-based electric fuel rate (see Note 12) and purchased gas adjustment clauses, respectively. The difference between actual fuel costs and fuel revenues is deferred on the balance sheet to be recovered from or refunded to customers in future periods.

The electric fuel rate formula is based upon the latest twenty-four-month generation mix and the latest three-month average fuel cost for each generating unit. The fuel rate does not change unless the calculated rate is more than 5% above or below the rate then in effect. The purchased gas adjustment is based on recent annual volumes of gas and the related current prices charged by BGE's gas suppliers. Any deferred under-recoveries or overrecoveries of purchased gas costs for the twelve months ended November 30 each year are charged or credited to customers over the ensuing calendar year.

Income Taxes
The deferred tax liability represents the tax effect of temporary differences between the financial statement and tax bases of assets and liabilities. It is measured using presently enacted tax rates. The portion of BGE's deferred tax liability applicable to utility operations which has not been reflected in current service rates represents income taxes recoverable through future rates. It has been recorded as a regulatory asset on the balance sheet. Deferred income tax expense represents the net change in the deferred tax liability and regulatory asset during the year, exclusive of amounts charged or credited to common shareholders' equity.

Current tax expense consists solely of regular tax less applicable tax credits. In certain prior years, tax expense included an alternative minimum tax (AMT) that can be carried forward indefinitely as tax credits to future years in which the regular tax liability exceeds the AMT liability. Current income tax for the year ended December 31, 1995 reflects utilization of AMT credits of $40 million. Deferred income taxes related to the remaining AMT credit carryforward of $33 million have been classified as current assets at December 31, 1995. Prior-year amounts have been reclassified to conform with the current year's presentation.

The investment tax credit (ITC) associated with BGE's regulated utility operations has been deferred (see Note 5) and is amortized to income ratably over the lives of the subject property. ITC and other tax credits associated with nonregulated diversified businesses other than leveraged leases are flowed through to income.

BGE's utility revenue from system sales is subject to the Maryland public service company franchise tax in lieu of a state income tax. The franchise tax is included in taxes other than income taxes in the Consolidated Statements of Income.

Inventory Valuation
Fuel stocks and materials and supplies are generally stated at average cost.

Real Estate Projects
Real estate projects consist of the Constellation Companies' investment in rental and operating properties and properties under development. Rental and operating properties are held for investment. Properties under development are held for future development and sale. Costs incurred in the acquisition and active development of such properties are capitalized. Rental and operating properties and properties under development are stated at cost unless the amount invested exceeds the amounts expected to be recovered through operations and sales. In these cases, the projects are written down to the amount estimated to be recoverable.

                                      21

                             Baltimore Gas and Electric Company and Subsidiaries

Investments and Other Assets

Investments in debt and equity securities subject to the requirements of Statement of Financial Accounting Standards No. 115 (Statement No. 115) are reported at fair value. Certain of Constellation Companies' marketable equity securities and financial partnerships are classified as trading securities. Unrealized gains and losses on these securities are included in diversified businesses revenues. The investments comprising the nuclear decommissioning trust fund and certain marketable equity securities of CHI are classified as available for sale. Unrealized gains and losses on these securities, as well as CHI's portion of unrealized gains and losses on securities of equity-method investees, are recorded in shareholders' equity. The Company utilizes specific identification to determine the cost of these securities in computing realized gains or losses.

Utility Plant, Depreciation and Amortization, and Decommissioning Utility plant is stated at original cost, which includes material, labor, and, where applicable, construction overhead costs and an allowance for funds used during construction. Additions to utility plant and replacements of units of property are capitalized to utility plant accounts. Utility plant retired or otherwise disposed of is charged to accumulated depreciation. Maintenance and repairs of property and replacements of items of property determined to be less than a unit of property are charged to maintenance expense.

Depreciation is generally computed using composite straight-line rates applied to the average investment in classes of depreciable property. Vehicles are depreciated based on their estimated useful lives. As a result of the PSC's November 1995 gas rate order, BGE revised its gas utility plant depreciation rates to reflect the results of a detailed depreciation study. The new rates are expected to result in an increase in depreciation accruals of approximately $2.4 million annually.

Depreciation expense for 1995 and 1994 includes the write-off of certain costs at BGE's Perryman site. Initially, BGE had planned to build two combined cycle generating units at its Perryman site with each unit consisting of two combustion turbines. However, due to significant changes in the environment in which utilities operate, BGE decided in 1994 not to construct the second combined cycle generating unit and wrote off the construction work in progress costs associated with that unit. This write-off reduced after-tax earnings during  1994 by $11.0  million  or 7 cents per  share.  As a
result of the PSC's August  1995  Order   requiring  all  new
generation   capacity  needs  to  be competitively  bid and BGE's
September 1995 announcement that it will merge with Potomac Electric Power Company (PEPCO), BGE determined that it will not build the second combustion turbine for the first combined cycle unit. Therefore, during the third quarter of 1995, BGE wrote off the remaining construction work in progress costs associated with the first combined cycle unit. This write-off reduced after-tax earnings during 1995 by $9.7 million, or 7 cents per share. The construction of the first 140-megawatt combustion turbine at Perryman was completed, and the unit was placed in service, during June 1995.

BGE owns an undivided interest in the Keystone and Conemaugh electric generating plants located in western Pennsylvania, as well as in the transmission line which transports the plants' output to the joint owners' service territories. BGE's ownership interest in these plants is 20.99% and 10.56%, respectively, and represents a net investment of $150 million as of December 31, 1995. Financing and accounting for these properties are the same as for wholly owned utility plant.

Nuclear fuel expenditures are amortized as a component of actual fuel costs based on the energy produced over the life of the fuel. Fees for the future disposal of spent fuel are paid quarterly to the Department of Energy and are accrued based on the kilowatt-hours of electricity sold. Nuclear fuel expenses are subject to recovery through the electric fuel rate.

Nuclear  decommissioning  costs are accrued by and  recovered  through a
sinking fund   methodology.   In  a  1995  order,  the  PSC  authorized
BGE to record decommissioning expense based on a facility-specific cost estimate in order to accumulate a decommissioning reserve of $521 million in 1993 dollars by the end of Calvert Cliffs' service life in 2016, adjusted to reflect expected inflation, to decommission the radioactive portion of the plant. The total decommissioning reserve of $136.7 million and $109.8 million at December 31, 1995 and 1994, respectively, is included in accumulated depreciation in the Consolidated Balance Sheets.

In accordance with Nuclear Regulatory Commission (NRC) regulations, BGE has established an external decommissioning trust to which a portion of accrued decommissioning costs have been contributed. The NRC requires utilities to provide financial assurance that they will accumulate sufficient funds to pay for the cost of nuclear decommissioning based upon either a generic NRC formula or a facility-specific decommissioning cost estimate. The Company plans to use the facility-specific cost estimate for funding these costs and providing the requisite financial assurance.

Allowance for Funds Used During Construction and Capitalized Interest The allowance for funds used during construction (AFC) is an
accounting procedure  which   capitalizes  the  cost  of  funds  used
to finance utility construction projects as part of utility plant on the balance sheet, crediting the cost as a noncash item on the income statement. The cost of borrowed and equity funds is segregated
between   interest  expense  and  other  income, respectively.  BGE
recovers the capitalized AFC and a return thereon after the related utility plant is placed in service and included in depreciable assets and rate base.

Prior to April 23, 1993, the Company accrued AFC at a pre-tax rate of 9.94%. Effective April 24, 1993, a rate order of the PSC reduced the pre-tax AFC rate to 9.40%. Effective November 20, 1995, a rate order of the PSC reduced the pre-tax gas plant and common plant AFC rates to 9.04% and 9.36%, respectively. AFC is compounded annually.

The Constellation Companies capitalize interest on qualifying real estate and power generation development projects. BGE capitalizes interest on carrying charges accrued on certain deferred fuel costs as discussed in Note 5.

                                      22

Baltimore Gas and Electric Company and Subsidiaries

Long-Term Debt
The discount or premium and expense of issuance associated with long-term debt are deferred and amortized over the original lives of the respective debt issues. Gains and losses on the reacquisition of debt are amortized over the remaining original lives of the issuances.

Cash Flows
For the purpose of reporting cash flows, highly liquid investments purchased with a maturity of three months or less are considered to be cash equivalents.

Use of Accounting Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates involve judgments with respect to, among other things, various future economic factors which are difficult to predict and are beyond the control of the Company. Therefore, actual amounts could differ from these estimates.

Accounting Standards Issued
The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 121, regarding accounting for asset impairments, effective January 1, 1996. Adoption of this statement is not expected to have a material impact on the Company's financial statements.

Note 2. Segment Information

                                                                    1995             1994           1993
--------------------------------------------------------------------------------------------------------
                                                                             (In thousands)
Electric
    Nonaffiliated revenues                                    $2,229,774       $2,126,581     $2,112,147
    Affiliated revenues                                            1,337              840            ---
--------------------------------------------------------------------------------------------------------
    Total revenues                                             2,231,111        2,127,421      2,112,147
    Income from operations                                       574,299          539,739        534,185
    Depreciation and amortization                                276,285          252,273        219,735
    Construction expenditures (including AFC)                    288,509          412,885        421,923
    Identifiable assets at December 31                         6,195,722        5,981,634      5,867,725

Gas
    Total revenues (nonaffiliated)                            $  400,504       $  421,249     $  433,163
    Income from operations                                        48,104           27,801         34,738
    Depreciation and amortization                                 29,637           32,478         23,875
    Construction expenditures (including AFC)                     77,528           76,091         58,578
    Identifiable assets at December 31                           748,462          726,759        677,857

Diversified Businesses
    Nonaffiliated revenues                                    $  304,521       $  235,155     $  196,075
    Affiliated revenues                                            6,609            8,245          6,825
--------------------------------------------------------------------------------------------------------
    Total revenues                                               311,130          243,400        202,900
    Income from operations                                        73,289           67,719         47,469
    Depreciation and amortization                                 11,495           11,199         10,303
    Identifiable assets at December 31                         1,266,049        1,200,551      1,166,997

Total
    Nonaffiliated revenues                                    $2,934,799       $2,782,985     $2,741,385
    Affiliated revenues                                            7,946            9,085          6,825
    Intercompany eliminations                                     (7,946)          (9,085)        (6,825)
--------------------------------------------------------------------------------------------------------
    Total revenues                                             2,934,799        2,782,985      2,741,385
    Income from operations                                       695,692          635,259        616,392
    Depreciation and amortization                                317,417          295,950        253,913
    Construction expenditures (including AFC)                    366,037          488,976        480,501
    Identifiable assets at December 31                         8,210,233        7,908,944      7,712,579
    Other assets at December 31                                  106,430          128,558        117,034
--------------------------------------------------------------------------------------------------------
    Total assets at December 31                                8,316,663        8,037,502      7,829,613

Certain prior-year amounts have been reclassified to conform with the current year's presentation.

                                      23

                             Baltimore Gas and Electric Company and Subsidiaries

Note 3. Subsidiary Information
Diversified businesses consist of the operations of the Constellation Companies, HP&S, EP&S, and BNG, Inc.

The Constellation Companies include Constellation Holdings, Inc., a
wholly owned subsidiary   which  holds  all  of  the  stock  of  three
other   subsidiaries, Constellation  Real Estate Group,  Inc.,
Constellation  Power,  Inc.  (formerly "Constellation  Energy,  Inc."),
and  Constellation  Investments,   Inc.  These companies are engaged in
real estate development and ownership of senior living facilities; development, ownership, and operation of power generation systems; and financial investments, respectively.

HP&S is a wholly owned subsidiary which engages predominantly in the businesses of appliance and consumer electronics sales and service; heating, ventilation, and air conditioning system sales, installation and service; as well as, home improvements and services, primarily in Central Maryland.

Effective November 1, 1995, BGE formed a wholly owned subsidiary, EP&S, which provides a broad range of customized energy services to
major  customers, including industrial, institutional, and   government
customers  in  commercial   office   buildings, warehouses, educational,
healthcare, and retail facilities. These energy services include customer electrical system improvements, lighting and mechanical engineering services, campus and multi-building systems, brokering and associated financial contracts, and district chilled water systems.

BNG, Inc. is a wholly owned subsidiary which engages in natural gas brokering.

BGE's investment in Safe Harbor Water Power Corporation, a producer of hydroelectric power, represents two-thirds of Safe Harbor's total capital stock, including one-half of the voting stock, and a two-thirds interest in its retained earnings.

The following is condensed financial information for Constellation Holdings, Inc. and its subsidiaries. The condensed financial information does not reflect the elimination of intercompany balances or transactions which are eliminated in the Company's consolidated financial statements.


                                                                      1995             1994             1993

                                                                    (In thousands, except per share amounts)
Income Statements
        Revenues
            Real estate projects                                $  108,414       $  106,915       $   77,598
            Power generation systems                                57,734           41,301           24,971
            Financial investments                                   25,201           12,126           21,195
------------------------------------------------------------------------------------------------------------
            Total revenues                                         191,349          160,342          123,764
        Expenses other than interest and income taxes              114,479          107,267           80,427
------------------------------------------------------------------------------------------------------------
        Income from operations                                      76,870           53,075           43,337
        Minority interest                                           (2,348)             ---             (280)
        Interest expense                                           (46,673)         (45,782)         (47,845)
        Capitalized interest                                        13,582           10,776           14,702
        Income tax benefit (expense)                               (14,355)          (4,305)           1,984
------------------------------------------------------------------------------------------------------------
        Net income                                              $   27,076       $   13,764       $   11,898
============================================================================================================
Contribution to the Company's earnings per share of common stock    $  .18           $  .09           $  .08
============================================================================================================
Balance Sheets
        Current assets                                          $   98,526       $   92,814       $   54,039
        Noncurrent assets                                        1,102,528        1,055,056        1,036,507
------------------------------------------------------------------------------------------------------------
        Total assets                                            $1,201,054       $1,147,870       $1,090,546
        Current liabilities                                     $   70,393        $  70,670       $   24,201
        Noncurrent liabilities                                     778,505          758,626          759,048
        Shareholder's equity                                       352,156          318,574          307,297
------------------------------------------------------------------------------------------------------------
        Total liabilities and shareholder's equity              $1,201,054       $1,147,870       $1,090,546
============================================================================================================

                                      24

Baltimore Gas and Electric Company and Subsidiaries

Note 4. Real Estate Projects and Financial Investments

Real estate projects consist of the following investments held by the Constellation Companies:


At December 31,                            1995          1994
--------------------------------------------------------------------
                                             (In thousands)
Properties under development           $270,678      $267,483
Rental and operating properties
    (net of accumulated
    depreciation)                       207,666       203,000
Other real estate ventures                1,000           952
--------------------------------------------------------------------
Total                                  $479,344      $471,435
====================================================================

Financial   investments  consist  of  the  following  investments  held by  the Constellation Companies:


At December 31,                            1995          1994
--------------------------------------------------------------------
                                            (In thousands)
Insurance companies                    $ 77,792      $ 87,700
Marketable equity securities             41,475        51,175
Financial limited partnerships           51,023        48,014
Leveraged leases                         35,551        37,451
--------------------------------------------------------------------
Total                                  $205,841      $224,340
====================================================================

The Constellation Companies' marketable equity securities and BGE's investments comprising the nuclear decommissioning trust fund are classified as available for sale. The fair values, gross unrealized gains and losses, and amortized cost bases for available for sale securities, exclusive of $3.2 million of unrealized net gains on securities of equity-method investees, are as follows:


                           Amortized   Unrealized   Unrealized      Fair
At December 31, 1995       Cost Basis    Gains        Losses       Value
---------------------------------------------------------------------------
                                          (In thousands)
Marketable equity
  securities                $ 38,520     $2,998     $   (43)      $ 41,475
U.S. government
  agency                      14,177        141         ---         14,318
State municipal
  bonds                       50,411      2,056         (74)        52,393
---------------------------------------------------------------------------
Total                       $103,108     $5,195     $  (117)      $108,186
===========================================================================


                           Amortized   Unrealized   Unrealized      Fair
At December 31, 1994       Cost Basis    Gains        Losses       Value
---------------------------------------------------------------------------
                                          (In thousands)
Marketable equity
  securities                $ 51,758     $1,276     $(1,859)      $ 51,175
U.S. government
  agency                       5,215        ---        (113)         5,102
State municipal
  bonds                       59,704        929      (2,599)        58,034
---------------------------------------------------------------------------
Total                       $116,677     $2,205     $(4,571)      $114,311
===========================================================================

Gross and net realized gains and losses on available for sale securities were as follows:


                              1995         1994         1993
---------------------------------------------------------------------------
                                     (In thousands)
Gross realized gains        $5,470      $ 1,108       $2,437
Gross realized losses       (2,446)      (3,150)      (1,389)
---------------------------------------------------------------------------
Net realized gains (losses) $3,024      $(2,042)      $1,048
===========================================================================

Contractual maturities of debt securities:


                                                       Amount
---------------------------------------------------------------------------
                                                  (In thousands)
Less than 1 year                                      $  ---
1-5 years                                              10,975
5-10 years                                             52,920
More than 10 years                                      4,850
---------------------------------------------------------------------------
Total                                                 $68,745
===========================================================================

Note 5. Regulatory Assets (net)
As discussed in Note 1, BGE's utility operations are subject to regulation by the PSC. Except for differences in the timing of the recognition of certain utility expenses and credits, the ratemaking process utilized by the PSC generally is based upon the same accounting principles applied by nonregulated entities. Under the PSC's ratemaking process, these utility expenses and credits are deferred on the balance sheet as regulatory assets and liabilities and are recognized in income as the related amounts are included in service rates and recovered from or refunded to customers in utility revenues. The following table sets forth BGE's regulatory assets and liabilities:


At December 31,                            1995          1994
--------------------------------------------------------------------
                                             (In thousands)
Income taxes recoverable
    through future rates               $269,442     $268,436
Deferred fuel costs                     113,026      118,591
Deferred nuclear expenditures            86,519       90,937
Deferred postemployment benefit costs    81,616       73,591
Deferred energy conservation
    expenditures                         73,297       45,534
Deferred termination benefit costs       60,073       79,979
Deferred cost of
    decommissioning federal
    uranium enrichment facilities        51,104       52,748
Deferred environmental costs             38,371       35,015
Deferred investment tax credits        (141,463)    (149,394)
Other                                     5,930        8,202
--------------------------------------------------------------------
Total                                  $637,915     $623,639
====================================================================

                                      25

                             Baltimore Gas and Electric Company and Subsidiaries

Income taxes recoverable through future rates represent principally the tax effect of depreciation differences not normalized and the allowance for equity funds used during construction, offset by unamortized deferred tax rate differentials and deferred taxes on deferred ITC. These amounts are amortized as the related temporary differences reverse. See Note 1 for a further discussion of income taxes.

Deferred fuel costs represent the difference between actual fuel costs and the fuel rate revenues under BGE's fuel clauses (see Note 1). Deferred fuel costs are reduced as they are collected from customers.

The underrecovered costs deferred under the fuel clauses were as follows:


At December 31,                            1995         1994
--------------------------------------------------------------------
                                              (In thousands)
Electric
  Costs deferred                       $130,399     $152,815
  Reserve for possible
    disallowance of replacement
    energy costs (see Note 12)          (35,000)     (35,000)
--------------------------------------------------------------------
  Net electric                           95,399      117,815
Gas                                      17,627          776
--------------------------------------------------------------------
Total                                  $113,026     $118,591
====================================================================

Deferred nuclear expenditures represent the net unamortized balance of certain operations and maintenance costs which are being amortized over the remaining life of the Calvert Cliffs Nuclear Power Plant in accordance with orders of the PSC. These expenditures consist of costs incurred from 1979 through 1982 for inspecting and repairing seismic pipe supports, expenditures incurred from 1989 through 1994 associated with nonrecurring phases of certain nuclear operations projects, and expenditures incurred during 1990 for investigating leaks in the pressurizer heater sleeves.

Deferred postemployment benefit costs represent the excess of such costs recognized in accordance with Statements of Financial Accounting Standards No. 106 and No. 112 over the amounts reflected in utility rates. These costs will be amortized over a 15-year period beginning in 1998 (see Note 6).

Deferred energy conservation expenditures represent the net unamortized balance of certain operations costs which are being amortized over five years in accordance with orders of the PSC. These expenditures consist of labor, materials, and indirect costs associated with the conservation programs approved by the PSC.

Deferred termination benefit costs represent the net unamortized balance of the cost of certain termination benefits (see Note 7) applicable to BGE's regulated operations. These costs are being amortized over a five-year period in accordance with rate actions of the PSC.

Deferred  cost  of  decommissioning   federal  uranium   enrichment
facilities represents the unamortized portion of BGE's required contributions to a fund for decommissioning and decontaminating the Department of Energy's (DOE) uranium enrichment facilities. The Energy Policy Act of 1992 requires domestic utilities to make such contributions, which are generally payable over a 15-year period with escalation for inflation and are based upon the amount of uranium enriched by DOE for each utility. These costs are being amortized over the contribution period as a cost of fuel.

Deferred environmental costs represent the estimated costs of investigating contamination and performing certain remediation activities at contaminated Company-owned sites (see Note 12). In November 1995, the PSC issued a rate order in the Company's gas base rate proceeding which authorized the Company to amortize over a 10-year period $21.6 million of these costs, the amount which had been incurred through October 1995.

Deferred investment tax credits represents investment tax credits associated with BGE's regulated utility operations as discussed in Note
1. Previously, the Company reported deferred investment tax credits on the Consolidated Balance Sheets as Deferred Credits and Other Liabilities. In 1995, the Company reclassified those credits as a reduction of Regulatory Assets because they are deferred solely because of the regulatory treatment. Prior year amounts have been reclassified to conform with the current year's presentation.

Electric deferred fuel costs in excess of $72.8 million are excluded from rate base by the PSC for ratemaking purposes. Effective April 24, 1993, BGE has been authorized by the PSC to accrue carrying charges on deferred fuel costs in excess of $72.8 million, net of related deferred income taxes. These carrying charges are accrued prospectively at the 9.40% authorized rate of return. The income effect of the equity funds portion of the carrying charges is being deferred until such amounts are recovered in utility service rates subsequent to the completion of the fuel rate proceeding examining the 1989-1991 outages at Calvert Cliffs Nuclear Power Plant as discussed in
Note 12. Deferred investment tax credits are not deducted from rate base in accordance with federal income tax normalization requirements.

The  foregoing   regulatory   assets  and  liabilities  are  recorded
on BGE's Consolidated Balance Sheets in accordance with Statement of Financial Accounting Standards (SFAS) No. 71. If BGE were required to terminate application of SFAS No. 71 for all of its regulated operations, all such amounts deferred would be recognized in the income statement at that time, resulting in a charge to earnings, net of applicable income taxes.

                                      26

Baltimore Gas and Electric Company and Subsidiaries

Note 6. Pension and Postemployment Benefits

Pension Benefits
The Company sponsors several noncontributory defined benefit pension plans, the largest of which (the Pension Plan) covers substantially all BGE employees and certain employees of its subsidiaries. The other plans, which are not material in amount, provide supplemental benefits to certain non-employee directors and key employees. Benefits under the plans are generally based on age, years of service, and compensation levels.

Prior service cost associated with retroactive plan amendments is amortized on a straight-line basis over the average remaining service period of active employees.

The Company's funding policy is to contribute at least the minimum amount required under Internal Revenue Service regulations using the projected unit credit cost method. Plan assets at December 31, 1995 consisted primarily of marketable equity and fixed income securities, and group annuity contracts.

The following tables set forth the combined funded status of the plans and the composition of total net pension cost. At December 31, 1994, the accumulated benefit obligation was greater than the fair value of the Pension Plan's assets. As a result, the Company recorded an additional pension liability, a portion of which was charged to shareholders' equity.

Net pension cost shown below does not include the cost of termination benefits described in Note 7.


At December 31,                                                              1995               1994
                                                                               (In thousands)
Vested benefit obligation                                                $688,084           $622,445
Nonvested benefit obligation                                               15,668              8,838
----------------------------------------------------------------------------------------------------
Accumulated benefit obligation                                            703,752            631,283
Projected benefits related to increase in future compensation levels      122,539             82,815
----------------------------------------------------------------------------------------------------
Projected benefit obligation                                              826,291            714,098
Plan assets at fair value                                                (744,645)          (614,284)
----------------------------------------------------------------------------------------------------
Projected benefit obligation less plan assets                              81,646             99,814
Unrecognized prior service cost                                           (24,357)           (23,863)
Unrecognized net loss                                                    (118,361)          (112,546)
Pension liability adjustment                                                  ---             52,177
Unamortized net asset from adoption of FASB Statement No. 87                  995              1,586
----------------------------------------------------------------------------------------------------
Accrued pension (asset) liability                                       $ (60,077)          $ 17,168
====================================================================================================


Year Ended December 31,                                                    1995               1994             1993
-------------------------------------------------------------------------------------------------------------------
                                                                               (In thousands)
Components of net pension cost
    Service cost-benefits earned during the period                      $11,407            $15,015          $11,645
    Interest cost on projected benefit obligation                        58,433             58,723           51,183
    Actual return on plan assets                                       (150,510)             7,932          (56,225)
    Net amortization and deferral                                        94,674            (60,071)           6,591
-------------------------------------------------------------------------------------------------------------------
    Total net pension cost                                               14,004             21,599           13,194
    Amount capitalized as construction cost                              (1,422)            (2,578)          (1,800)
-------------------------------------------------------------------------------------------------------------------
    Amount charged to expense                                           $12,582            $19,021          $11,394
===================================================================================================================


The Company also sponsors a defined contribution savings plan covering all eligible BGE employees and certain employees of its subsidiaries. Under this plan, the Company makes contributions on behalf of participants. Company contributions to this plan totaled $8.5 million, $8.7 million, and $9.0 million in 1995, 1994, and 1993, respectively.

Postretirement Benefits
The Company sponsors defined benefit postretirement health care and life insurance plans which cover substantially all BGE employees and certain employees of its subsidiaries. Benefits under the plans are generally based on age, years of service, and pension benefit levels. The postretirement benefit (PRB) plans are unfunded. Substantially all of the health care plans are contributory, and participant contributions for employees who retire after June 30, 1992 are based on age and years of service. Retiree contributions increase commensurate with the expected increase in medical costs. The postretirement life insurance plan is noncontributory.

Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 106, which requires a change in the method of accounting for postretirement benefits other than pensions from the pay-as-you-go method used prior to 1993 to the accrual method. The transition obligation existing at the beginning of 1993 is being amortized over a 20-year period.

                                      27

                             Baltimore Gas and Electric Company and Subsidiaries

In April 1993, the PSC issued a rate order authorizing BGE to recognize in operating expense one-half of the annual increase in PRB costs applicable to regulated operations as a result of the adoption of Statement No. 106 and to defer the remainder of the annual increase in these costs for inclusion in BGE's next base rate proceeding. In accordance with the April 1993 Order, the increase in annual PRB costs applicable to regulated operations for the period January through April 1993, net of amounts capitalized as construction cost, has been deferred. This amount, which totaled $5.7 million, as well as all amounts to be deferred prior to completion of BGE's next base rate proceeding, will be amortized over a 15-year period beginning in 1998 in accordance with the PSC's Order. In November 1995, the PSC issued a rate order in BGE's gas base rate proceeding providing for full recognition in operating expense of PRB and other postemployment benefits (discussed below) costs attributable to gas operations, and affirming its previous decision on amortization of deferred PRB costs. This phase-in approach meets the guidelines established by the Emerging Issues Task Force of the Financial Accounting Standards Board for deferring PRB costs as a regulatory asset. Accrual-basis PRB costs applicable to nonregulated operations are charged to expense.

The following table sets forth the components of the accumulated PRB obligation and a reconciliation of these amounts to the accrued PRB liability.



 At December 31,                                                         1995                                 1994

                                                                                 Life                                 Life
                                                               Health Care     Insurance           Health Care      Insurance
                                                                                       (In thousands)
Accumulated postretirement benefit obligation:
    Retirees                                                     $157,804       $44,769              $161,134       $45,146
    Fully eligible active employees                                20,942            84                15,777           101
    Other active employees                                         63,782        18,515                44,371        12,597
---------------------------------------------------------------------------------------------------------------------------
Total accumulated postretirement benefit obligation               242,528        63,368               221,282        57,844
Unrecognized transition obligation                               (149,907)      (43,521)             (158,725)      (46,081)
Unrecognized net gain (loss)                                      (12,767)       (5,764)                1,238        (2,141)
---------------------------------------------------------------------------------------------------------------------------
Accrued postretirement benefit liability                         $ 79,854      $ 14,083              $ 63,795       $ 9,622
===========================================================================================================================


The following table sets forth the composition of net PRB cost. Such cost does not include the cost of termination benefits described in Note 7.


Year ended December 31,                                  1995      1994
------------------------------------------------------------------------
                                                         (In thousands)
Net postretirement benefit cost:
    Service cost--benefits earned during
        the period                                    $ 3,918   $ 5,035
    Interest cost on accumulated post-
        retirement benefit obligation                  21,203    23,037
    Amortization of transition obligation              11,378    11,700
    Net amortization and deferral                         (86)      646
------------------------------------------------------------------------
    Total net postretirement benefit cost              36,413    40,418
    Amount capitalized as construction cost            (5,299)   (5,773)
    Amount deferred                                    (8,025)  (10,213)
------------------------------------------------------------------------
    Amount charged to expense                         $23,089   $24,432
========================================================================

Other Postemployment Benefits
The Company provides health and life insurance benefits to employees of BGE and certain employees of its subsidiaries who are determined to be disabled under BGE's Disability Insurance Plan. The Company also provides pay continuation payments for employees determined to be disabled before November 1995. Such payments for employees determined to be disabled after that date are paid by an insurance company, and the cost of such insurance is paid by employees. The Company adopted Statement of Financial Accounting Standards No. 112, which requires a change in the method of accounting for these benefits from the pay-as-you-go method to an accrual method, as of December 31, 1993. The liability for these benefits totaled $52 million and $48 million as of December 31, 1995 and 1994, respectively. The portion of the December 31, 1993 liability attributable to regulated activities was deferred. Consistent with the PSC's November 1995 order, the amounts deferred will be amortized over a 15-year period beginning in 1998. The adoption of Statement No. 112 did not have a material impact on net income.

Assumptions

The pension, postretirement, and other postemployment benefit liabilities were determined using the following assumptions.


At December 31,                             1995       1994
--------------------------------------------------------------
Assumptions:
    Discount rate
      Pension and postretirement benefits   7.5%       8.5%
      Other postemployment benefits         6.0%       8.5%
    Average increase in
      future compensation levels            4.0%       4.0%
    Expected long-term rate of
      return on assets                      9.0%       9.0%

The  health  care  inflation   rates  for  1995  are  assumed  to  be
8.7%  for Medicare-eligible  retirees and 11.8% for retirees not covered
by Medicare.  The health   care   inflation   rates   for  1996  are
assumed   to  be  8.0%  for Medicare-eligible retirees and 10.5% for retirees not covered by Medicare. After 1996, both rates are assumed to decrease by 0.5% annually to an ultimate rate of 5.5% in the years 2001 and 2006, respectively. A one percentage point increase in the health care inflation rate from the assumed rates would increase the accumulated postretirement benefit obligation by approximately $40 million as of December 31, 1995 and would increase the aggregate of the service cost and interest cost components of postretirement benefit cost by approximately $4 million annually.

                                      28

Baltimore Gas and Electric Company and Subsidiaries

Note 7. Termination Benefits

BGE offered a Voluntary Special Early Retirement Program (the 1992 VSERP) to eligible employees who retired during the period February 1, 1992 through April 1, 1992. In accordance with Statement of Financial Accounting Standards No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for
Termination Benefits," the one-time cost of termination benefits associated with the 1992 VSERP, which consisted principally of an enhanced pension benefit, was recognized in 1992 and reduced net income by $6.6 million, or 5 cents per common share. In April 1993, the PSC
authorized BGE to amortize  this  charge  over  a  five-year   period
for  ratemaking   purposes. Accordingly,  BGE  established a regulatory
asset and recorded a corresponding credit to operating expense for this amount. The reversal of the 1992 VSERP in April 1993 increased net income by $6.6 million, or 5 cents per common share.

BGE offered a second Voluntary Special Early Retirement Program (the 1993 VSERP) to eligible employees who retired as of February 1, 1994. The one-time cost of the 1993 VSERP consisted of enhanced pension and postretirement benefits. In addition to the 1993 VSERP, further employee reductions have been accomplished through the elimination of certain positions, and various programs have been offered to employees impacted by the eliminations. In accordance with Statement No. 88, the one-time cost of termination benefits associated with the 1993 VSERP and various programs, which totaled $105.5 million, was recognized in 1993. The $88.3 million portion of 1993 VSERP attributable to regulated activities was deferred and is being amortized over a five-year period for ratemaking purposes, beginning in February 1994, consistent with previous rate actions of the PSC. The $17.2 million remaining cost of termination benefits was charged to expense in 1993.

Note 8. Short-Term Borrowings

Information concerning short-term borrowings is set forth below. Short-term borrowings include bank loans, commercial paper notes, and bank lines of credit. The Company pays commitment fees in support of lines of credit. Borrowings under the lines are at the banks' prime rates, base interest rates, or at various money market rates.


                                                                                    1995            1994               1993
                                                                                       (Dollar amounts in thousands)
BGE's Bank Loans
    Borrowings outstanding at December 31                                       $  3,845         $     -           $      -
    Weighted average interest rate of borrowings outstanding at December 31         4.74%              - %                - %
    Maximum borrowings during the year                                          $  3,845         $     -           $      -

BGE's Commercial Paper Notes
    Borrowings outstanding at December 31                                       $275,300         $ 63,700          $      -
    Weighted average interest rate of notes outstanding at December 31              5.92%            6.10%                - %
    Unused lines of credit supporting commercial paper notes at December 31*    $238,000         $148,000          $ 208,000
    Maximum borrowings during the year                                          $339,100         $187,500          $  96,900

Constellation Companies' Lines of Credit
    Borrowings outstanding at December 31                                       $    160         $      -          $       -
    Weighted average interest rate of borrowings outstanding at December 31            -%               - %                - %
    Unused lines of credit at December 31                                       $    ---         $      -          $  20,000
    Maximum borrowings during the year                                          $    160         $      -          $       -

*Exclusive of $150 million of revolving credit agreements undrawn at year-end (see Note 9).

                                      29

                             Baltimore Gas and Electric Company and Subsidiaries

Note 9. Long-Term Debt
First Refunding Mortgage Bonds of BGE
Substantially all of the principal properties and franchises owned by BGE, as well as the capital stock of Constellation Holdings, Inc., Safe Harbor Water Power Corporation, HP&S, EP&S, and BNG, Inc., are subject to the lien of the mortgage under which BGE's outstanding First Refunding Mortgage Bonds have been issued.

On August 1 of each year, BGE is required to pay to the mortgage trustee an annual sinking fund payment equal to 1% of the largest principal amount of Mortgage Bonds outstanding under the mortgage during the preceding twelve months. Such funds are to be used, as provided in the mortgage, for the purchase and retirement by the trustee of Mortgage Bonds of any series other than the 5-1/2% Installment Series of 2002, the 8.40% Series of 1999, the 5-1/2% Series of 2000, the 8-3/8% Series of 2001, the 7-1/4% Series of 2002, the 6-1/2% Series of 2003, the 6-1/8% Series of 2003, the 5-1/2% Series of 2004, the 7-1/2% Series of 2007, and the 6-5/8% Series of 2008.

Other Long-Term Debt of BGE
BGE maintains revolving credit agreements that expire at various times during 1998. Under the terms of the agreements, BGE may, at its option, obtain loans at various interest rates. A commitment fee is paid on the daily average of the unborrowed portion of the commitment. At December 31, 1995, BGE had no borrowings under these revolving credit agreements and had available $150 million of unused capacity under these agreements.

On December 29, 1995 BGE entered into a $50 million term bank loan which matures on March 29, 2001. Under the terms of the loan, the bank has a one-time option to cancel the loan on December 29, 1997. Until that date, the interest rate on the loan is 5.22%. If the bank does not cancel the loan on December 29, 1997, the interest rate for the remaining term will reset to 6.11%.

Following is information regarding BGE's Medium-term Notes outstanding at December 31, 1995:

                         Weighted-Average
Series                     Interest Rate       Maturity Dates
--------------------------------------------------------------------
A                              8.22%              1996
B                              8.43%              1998-2006
C                              7.04%              1996-2003
D                              6.12%              1998-2005

The principal amounts of the 5-1/2% Installment Series Mortgage Bonds payable each year are as follows:


Year
--------------------------------------------------------------------
                                                      (In thousands)
1996 through 1997                                              $ 605
1998 and 1999                                                    690
2000 and 2001                                                    865
2002                                                           6,725

Long-Term Debt of Constellation Companies
The Constellation Companies entered into an unsecured revolving credit agreement on December 9, 1994 in the amount of $50 million. This agreement matures December 9, 1998 and will be used to provide liquidity for general corporate purposes. As of December 31, 1995, the Constellation Companies had $1 million outstanding under this agreement.

The mortgage and construction loans and other collateralized notes have varying terms. The $9.9 million, 7.50% mortgage note requires monthly principal and interest payments through October 9, 2005.
The $110 million of variable rate mortgage notes require periodic payment of principal and interest with various maturities from January 1996 through July 2009. The $5.9 million, 7.357% mortgage note requires quarterly principal and interest payments through March 15, 2009.

The unsecured notes outstanding as of December 31, 1995 mature in accordance with the following schedule:

                                                       Amount
--------------------------------------------------------------------
                                               (In thousands)
8.71%, due August 28, 1996                           $ 23,000
6.19%, due September 9, 1996                           10,000
8.93%, due August 28, 1997                             52,000
6.65%, due September 9, 1997                           15,000
8.23%, due October 15, 1997                            30,000
7.05%, due April 22, 1998                              25,000
7.06%, due September 9, 1998                           20,000
8.48%, due October 15, 1998                            75,000
7.30%, due April 22, 1999                              90,000
8.73%, due October 15, 1999                            15,000
7.55%, due April 22, 2000                              35,000
7.43%, due September 9, 2000                           30,000
--------------------------------------------------------------------
Total                                                $420,000
====================================================================

Weighted Average Interest Rates for Variable Rate Debt
The weighted average interest rates for variable rate debt during 1995 and 1994 were as follows:

                                            1995        1994
--------------------------------------------------------------------
BGE
   Floating rate series mortgage bonds      6.30%      4.91%
   Pollution control loan                   3.79       2.80
   Port facilities loan                     4.06       3.02
   Adjustable rate pollution control loan   3.75       3.13
   Economic development loan                4.01       3.00
Constellation Companies
   Mortgage and construction loans
      and other collateralized notes        8.99       7.27
   Loans under credit agreements            6.74        -

Aggregate Maturities

The combined aggregate maturities and sinking fund requirements for all of the Company's long-term borrowings for each of the next five years are as follows:

                                                 Constellation
Year                                     BGE       Companies
--------------------------------------------------------------------
                                        (In thousands)
1996                                $ 71,659        $ 49,310
1997                                  80,657         134,970
1998                                  92,328         138,351
1999                                 246,420         118,175
2000                                 251,441          85,521

Baltimore Gas and Electric Company and Subsidiaries

Note 10. Redeemable Preference Stock
The 7.80%, 1989 Series is subject to mandatory redemption in full at par on July 1, 1997. The following series are subject to an annual mandatory redemption of the number of shares shown below at par beginning in the year shown below. At BGE's option, an additional number of shares, not to exceed the same number as are mandatory, may be redeemed at par in any year, commencing in the same year in which the mandatory redemption begins. The 8.25%, 1989 Series, the 8.625%, 1990 Series, and the 7.85%, 1991 Series listed below are not redeemable except through operation of a sinking fund.

                                                    Beginning
Series                                  Shares        Year
--------------------------------------------------------------------
7.50%, 1986 Series                      15,000         1992
6.75%, 1987 Series                      15,000         1993
8.25%, 1989 Series                     100,000         1995
8.625%, 1990 Series                    130,000         1996
7.85%, 1991 Series                      70,000         1997


The combined aggregate redemption requirements for all series of redeemable preference stock for each of the next five years are as follows:


Year
--------------------------------------------------------------------
                                               (In thousands)
1996                                                  $26,000
1997                                                   83,000
1998                                                   33,000
1999                                                   23,000
2000                                                   23,000


With regard to payment of dividends or assets available in the event of liquidation, preferred stock ranks prior to preference and common stock; all issues of preference stock, whether subject to mandatory redemption or not, rank equally; and all preference stock ranks prior to common stock.


Note 11. Leases

The Company, as lessee, contracts for certain facilities and equipment under lease agreements with various expiration dates and renewal options. Consistent with the regulatory treatment, lease payments for utility operations are charged to expense. Lease expense, which is comprised primarily of operating leases, totaled $12.2 million, $12.7 million, and $13.8 million for the years ended 1995, 1994, and 1993, respectively.

The  future   minimum  lease   payments  at  December  31,  1995  for
long-term noncancelable operating leases are as follows:



Year
--------------------------------------------------------------------
                                               (In thousands)
1996                                                  $ 4,485
1997                                                    4,398
1998                                                    3,681
1999                                                    1,712
2000                                                    1,537
Thereafter                                              4,214
--------------------------------------------------------------------
Total minimum lease payments                          $20,027
====================================================================


Certain of the Constellation Companies, as lessor, have entered into operating leases for office and retail space. These leases expire over periods ranging from 1 to 21 years, with options to renew. The net book value of property under operating leases was $147 million at December 31, 1995. The future minimum rentals to be received under operating leases in effect at December 31, 1995 are as follows:



Year
--------------------------------------------------------------------
                                               (In thousands)
1996                                                 $ 14,412
1997                                                   12,134
1998                                                   10,883
1999                                                   10,130
2000                                                    9,459
Thereafter                                             66,660
--------------------------------------------------------------------
Total minimum rentals                                $123,678
====================================================================

                             Baltimore Gas and Electric Company and Subsidiaries

Note 12. Commitments, Guarantees, and Contingencies

Commitments

BGE has made substantial commitments in connection with its construction program for 1995 and subsequent years. In addition, BGE has entered into three long-term contracts for the purchase of electric generating capacity and energy. The contracts expire in 2001, 2013, and 2023. Total payments under these contracts were $68.4, $69.4, and $68.7 million during 1995, 1994, and 1993, respectively. At December 31, 1995, the estimated future payments for capacity and energy that BGE is obligated to buy under these contracts are as follows:


Year
--------------------------------------------------------------------
                                               (In thousands)
1996                                               $   62,989
1997                                                   60,355
1998                                                   78,950
1999                                                   90,224
2000                                                   91,365
Thereafter                                            902,432
--------------------------------------------------------------------
Total payments                                     $1,286,315
====================================================================


Certain of the Constellation Companies have committed to contribute additional capital and to make additional loans to certain affiliates, joint ventures, and partnerships in which they have an interest. As of December 31, 1995, the total amount of investment requirements committed to by the Constellation Companies is $44 million.

In December, 1994, BGE and HP&S entered into agreements with a financial institution whereby BGE and HP&S can sell on an ongoing basis up to an aggregate of $40 million and $50 million, respectively, of an undivided interest in a designated pool of customer receivables. Under the terms of the agreements, BGE and HP&S have limited recourse on the receivables and have recorded a reserve for credit losses. At December 31, 1995, BGE and HP&S had sold $30 million and $42 million of receivables, respectively, under these agreements.

Guarantees
BGE has agreed to guarantee two-thirds of certain indebtedness of Safe Harbor Water Power Corporation. The total amount of indebtedness that can be guaranteed is $45 million, of which $30 million represents BGE's share of the guarantee. As of December 31, 1995, outstanding indebtedness of Safe Harbor Water Power Corporation was $33 million, of which $22 million is guaranteed by BGE. BGE has also agreed to guarantee up to $20 million of obligations and indebtedness of BNG, Inc. As of December 31, 1995, there were no outstanding obligations under this guarantee. BGE assesses that the risk of material loss on the loans guaranteed is minimal.

As of December 31, 1995,  the total  outstanding  loans and letters of
credit of certain  power   generation   and  real  estate   projects
guaranteed by the Constellation Companies were $35 million. Also, the Constellation Companies have agreed to guarantee cer-tain other borrowings of various power generation and real estate projects. The Company has assessed that the risk of material loss on the loans guaranteed and performance guarantees is minimal.

Pending Merger With Potomac Electric Power Company
BGE, Potomac Electric Power Company, a District of Columbia and Virginia corporation (PEPCO) and Constellation Energy Corporation (formerly named "RH Acquisition Corp."), a Maryland corporation which will also be incorporated in Virginia (CEC), have entered into an Agreement and Plan of Merger, dated as of September 22, 1995. CEC was formed to accomplish the merger and its outstanding capital stock is owned 50% by BGE and 50% by PEPCO. The Agreement and Plan of Merger provides for a strategic business combination that will be accomplished by merging both BGE and PEPCO into CEC (the Transaction). The Transaction, which was unanimously approved by the Boards of Directors of BGE and PEPCO, is expected to close during 1997 after shareholder approval is obtained and all other conditions to the consummation of the Transaction, including obtaining applicable regulatory approvals, are met or waived. In connection with the Transaction, BGE common shareholders will receive one share of CEC common stock for each BGE share and PEPCO common shareholders will receive 0.997 share of CEC common stock for each PEPCO share. Further details about the proposed merger are provided in the report on Form 8-K dated September 22, 1995 and the Registration Statement on Form S-4 (Registration No. 33-64799).

Environmental Matters
The Clean  Air Act of 1990 (the Act)  contains  two  titles  designed to reduce emissions of sulfur dioxide and nitrogen oxide (NOx) from electric generating stations. Title IV contains provisions for compliance in two separate phases. Phase I of Title IV became effective January 1, 1995, and Phase II of Title IV must be implemented by 2000. BGE met the requirements of Phase I by installing flue gas
desulfurization   systems  and  fuel   switching  and  through  unit
retirements. BGE is currently examining what actions will be required in order to comply with Phase II of the Act. However, BGE anticipates
that compliance will  be   attained   by  some   combination   of  fuel
switching,   flue  gas desulfurization, unit retirements, or allowance
trading.

At this time, plans for complying with NOx control requirements under Title I of the Act are less certain because all implementation regulations have not yet been finalized by the government. It is expected that by the year 1999 these regulations will require additional NOx controls for ozone attainment at BGE's generating plants and at other BGE facilities. The controls will result in additional expenditures that are difficult to predict prior to the issuance of
such   regulations.   Based  on  existing  and  proposed   ozone
nonattainment regulations, BGE currently estimates that the NOx controls at BGE's generating plants will cost approximately $90 million. BGE is currently unable to predict the cost of compliance with the additional requirements at other BGE facilities.

BGE has been notified by the Environmental Protection Agency and several state agencies that it is being considered a potentially responsible party (PRP) with respect to the cleanup of certain

Baltimore Gas and Electric Company and Subsidiaries environmentally contaminated sites owned and operated by third parties. In addition, a subsidiary of Constellation Holdings, Inc. has been named as a defendant in a case concerning an alleged environmentally contaminated site owned and operated by a third party. Cleanup costs for these sites cannot be estimated, except that BGE's 15.79% share of the possible cleanup costs at one of these sites, Metal Bank of America, a metal reclaimer in Philadelphia, could exceed amounts recognized by up to approximately $7 million based on the highest estimate of costs in the range of reasonably possible alternatives. Although the cleanup costs for certain of the remaining sites could be significant, BGE believes that the resolution of these matters will not have a material effect on its financial position or results of operations.

Also, BGE is coordinating investigation of several former gas manufacturing plant sites, including exploration of corrective action options to remove coal tar. However, no formal legal proceedings have been instituted. BGE has recognized estimated environmental costs at these sites totaling $38.6 million as of December 31, 1995. These costs, net of accumulated amortization, have been deferred as a regulatory asset (see Note 5). The technology for cleaning up such sites is still developing, and potential remedies for these sites have not been identified. Cleanup costs in excess of the amounts recognized, which could be significant in total, cannot presently be estimated.

Nuclear Insurance
An accident or an extended outage at either unit of the Calvert Cliffs Nuclear Power Plant could have a substantial adverse effect on BGE. The primary contingencies resulting from an incident at the Calvert Cliffs plant would involve the physical damage to the plant, the recoverability of replacement power costs, and BGE's liability to third parties for property damage and bodily injury. BGE maintains various insurance policies for these contingencies. The costs that could result from a major accident or an extended outage at either of the Calvert Cliffs units could exceed the coverage limits.

In addition, in the event of an incident at any commercial nuclear power plant in the country, BGE could be assessed for a portion of any third party claims associated with the incident. Under the provisions of the Price Anderson Act, the limit for third party claims from a nuclear incident is $8.92 billion. If third party claims relating to such an incident exceed $200 million (the amount of primary insurance), BGE's share of the total liability for third party claims could be up to $159 million per incident, that would be payable at a rate of $20 million per year.

BGE and other operators of commercial nuclear power plants in the United States are required to purchase insurance to cover claims of certain nuclear workers. Other non-governmental commercial nuclear facilities may also purchase such insurance. Coverage of up to $400 million is provided for claims against BGE or others insured by these policies for radiation injuries. If certain claims were made under these policies, BGE and all policyholders could be assessed, with BGE's share being up to $6.08 million in any one year.

For physical damage to Calvert Cliffs, BGE has $2.75 billion of property insurance from industry mutual insurance companies. If an outage at Calvert Cliffs is caused by an insured physical damage loss and lasts more than 21 weeks, BGE has up to $473.2 million per unit of insurance, provided by an industry mutual insurance company, for replacement power costs. This amount can be reduced by up to $94.6 million per unit if an outage to both units at Calvert Cliffs is caused by a singular insured physical damage loss. If accidents at any insured plants cause a short-fall of funds at the industry mutuals, BGE and all policyholders could be assessed, with BGE's share being up to $44.1 million.

Recoverability of Electric Fuel Costs
By statute, actual electric fuel costs are recoverable so long as the PSC finds that BGE demonstrates that, among other things, it has maintained the productive capacity of its generating plants at a reasonable level. The PSC and Maryland's highest appellate court have interpreted this as permitting a subjective evaluation of each unplanned outage at BGE's generating plants to determine whether or not BGE had implemented all reasonable and cost effective maintenance
and  operating  control  procedures   appropriate  for  preventing  the
outage. Effective January 1, 1987, the PSC authorized the establishment of the Generating Unit Performance Program (GUPP) to measure, annually, utility compliance with maintaining the productive capacity of generating plants at reasonable levels by establishing a system-wide generating performance target and individual performance targets for each base load generating unit. In future fuel rate hearings, actual generating performance after adjustment for planned outages will be compared to the system-wide target and, if met, should signify that BGE has complied with the requirements of Maryland law. Failure to meet the system-wide target will result in review of each unit's adjusted actual generating performance versus its performance target in determining compliance with the law and the basis for possibly imposing a penalty on BGE. Parties to fuel rate hearings may still question the prudence of BGE's actions or inactions with respect to any given generating plant outage, which could result in the disallowance of replacement energy costs by the PSC.

Since the two units at BGE's Calvert Cliffs Nuclear Power Plant utilize BGE's lowest cost fuel, replacement energy costs associated with outages at these units can be significant. BGE cannot estimate the amount of replacement energy costs that could be challenged or disallowed in future fuel rate proceedings, but such amounts could be material.

In October 1988, BGE filed its first fuel rate application for a change in its electric fuel rate under the GUPP program. The resultant  case before the PSC covers  BGE's  operating  performance  in
calendar  year 1987,  and BGE's filing demonstrated   that  it  met  the
system-wide  and  individual   nuclear  plant performance targets for
1987. In November 1989, testimony was filed on behalf of Maryland People's Counsel alleging that seven outages

                             Baltimore Gas and Electric Company and Subsidiaries
at the Calvert  Cliffs plant in 1987 were due to management  imprudence and that the replacement  energy costs associated with those outages should be disallowed by the PSC. Total replacement energy costs associated with the 1987 outages were approximately $33 million.  On
January 23, 1995, the Hearing Examiner issued his decision in the 1987 fuel rate proceeding and found that the Company had met the GUPP standard which establishes a presumption that BGE had operated the Plant at a  reasonably  productive  capacity  level.  However,  the Order found that the presumption of  reasonableness  would be overcome by a
showing of  mismanagement and  that  such  a  showing   was  made  with
respect  to  the   environmental qualifications  outage time. In
mitigation for meeting the GUPP standard, the Hearing Examiner disallowed replacement energy costs recovery for 15.5 days of the 66-day outage time. The Hearing Examiner's Order was appealed to the PSC by both BGE and People's Counsel. If the PSC upholds the Hearing Examiner, the Company's earnings would be impacted by approximately
$4.5 million.

In May 1989, BGE filed its fuel rate case in which 1988 performance was to be examined. BGE met the system-wide and nuclear plant performance targets in 1988. People's Counsel alleges that BGE imprudently managed several outages at Calvert Cliffs, and BGE estimates that the total replacement energy costs associated with these 1988 outages were approximately $2 million. On November 14, 1991, a Hearing Examiner at the PSC issued a proposed Order, which became final on December 17, 1991 and concluded that no disallowance was warranted. The Hearing Examiner found that BGE maintained the productive capacity of the Plant at a reasonable level, noting that it produced a near record amount of power and exceeded the GUPP standard. Based on this record, the Order concluded there was sufficient cause to excuse any avoidable failures to maintain productive capacity at higher levels.

During 1989, 1990, and 1991, BGE experienced extended outages at its Calvert Cliffs Nuclear Power Plant. In the Spring of 1989, a leak was discovered around the Unit 2 pressurizer heater sleeves during a refueling outage. BGE shut down Unit 1 as a precautionary measure on May 6, 1989 to inspect for similar leaks and none were found. However, Unit 1 was out of service for the remainder of 1989 and 285 days of 1990 to undergo maintenance and modification work to enhance the reliability of various safety systems, to repair equipment, and to perform required periodic surveillance tests. Unit 2, which returned to service on May 4, 1991, remained out of service for the remainder of 1989, 1990, and the first part of 1991 to repair the pressurizer, perform maintenance and modification work, and complete the refueling. The replacement energy costs associated with these extended outages for both units at Calvert Cliffs, concluding with the return to service of Unit 2, is estimated to be $458 million.

In a December 1990 Order issued by the PSC in a BGE base rate proceeding, the PSC found that certain operations and maintenance expenses incurred at Calvert Cliffs during the test year should not be recovered from ratepayers. The PSC found that this work, which was performed during the 1989-1990 Unit 1 outage and fell within the test year, was avoidable and caused by BGE actions which were deficient.

The Commission noted in the Order that its review and findings on these issues pertain to the reasonableness of BGE's test-year operations and maintenance expenses for purposes of setting base rates and not to the responsibility for replacement power costs associated with the outages at Calvert Cliffs. The PSC stated that its decision in the base rate case will have no res judicata (binding) effect in the fuel rate proceeding examining the 1989-1991 outages. The work characterized as avoidable significantly increased the duration of the Unit 1 outage. Despite the PSC's statement regarding no binding effect, BGE recognizes that the views expressed by the PSC make the full recovery of all of the replacement energy costs associated with the Unit 1 outage doubtful. Therefore, in December 1990, BGE recorded a provision of $35 million against the possible disallowance of such costs. BGE cannot determine whether replacement energy costs may be disallowed in the present fuel rate proceedings in excess of the provision, but such amounts could be material.

Note 13. Fair Value of Financial Instruments

The following table presents the carrying amounts and fair values of financial instruments included in the Consolidated Balance Sheets.



At December 31,                                                              1995                                 1994
                                                                  Carrying          Fair                Carrying        Fair
                                                                   Amount           Value                Amount         Value
                                                                                        (In thousands)
Cash and cash equivalents                                       $   23,443     $   23,443            $    38,590   $    38,590
Net accounts receivable                                            400,005        400,005                314,842       314,842
Other current assets                                                54,070         54,070                 29,344        29,344
Investments and other assets for which it is:
  Practicable to estimate fair value                               149,645        150,170                138,978       137,782
  Not practicable to estimate fair value                            73,042            ---                 69,514           ---
Short-term borrowings                                              279,305        279,305                 64,205        64,205
Current portions of long-term debt and preference stock            146,969        146,969                323,675       323,675
Accounts payable                                                   177,092        177,092                181,931       181,931
Other current liabilities                                          193,992        193,992                191,121       191,121
Long-term debt                                                   2,598,254      2,694,858              2,584,932     2,417,625
Redeemable preference stock                                        242,000        254,809                279,500       281,478

Baltimore Gas and Electric Company and Subsidiaries

Financial instruments included in other current assets include trading securities and miscellaneous loans receivable of the Constellation Companies. Financial instruments included in other current liabilities represent total current liabilities from the Consolidated Balance Sheets excluding short-term borrowings, current portions of long-term debt and preference stock, accounts payable, and accrued vacation costs. The carrying amount of current assets and current liabilities approximates fair value because of the short maturity of these instruments.

Investments and other assets include investments in common and preferred securities, which are classified as financial investments in the Consolidated Balance Sheets, and the nuclear decommissioning trust fund. The fair value of investments  and other assets is based on quoted market prices where available. It was not practicable to estimate the fair value of the Constellation Companies' investments in 23 financial partnerships which invest in nonpublic debt and equity securities or investments in four partnerships which own solar powered energy production facilities because the timing and magnitude of cash flows from these investments are difficult to predict. These investments are carried at their original cost  in  the  Consolidated  Balance  Sheets.  The investments in financial partnerships totaled $50 million and $47 million at December 31, 1995 and 1994, respectively, representing ownership interests up to 10%. The aggregate assets of these partnerships totaled $6.3 billion at December 31, 1994. The investments in solar
powered  energy   production   facility partnerships  totaled $23
million at December 31, 1995 and 1994, representing ownership interests up to 12%. The aggregate assets of these partnerships totaled $83 million at December 31, 1994.

The fair value of fixed-rate long-term debt and redeemable preference stock is estimated using quoted market prices where available or by discounting remaining cash flows at the current market rate. The carrying amount of variable-rate long-term debt approximates fair value.

BGE and the Constellation Companies have loan guarantees on outstanding indebtedness totaling $22 million and $35 million, respectively, at December 31, 1995 and $23.3 million and $17.0 million, respectively, at December 31, 1994 for which it is not practicable to determine fair value. It is not anticipated that these loan guarantees will need to be funded.

Note 14. Quarterly Financial Data (Unaudited)

The following data are unaudited but, in the opinion of Management, include all adjustments necessary for a fair presentation. BGE's utility business is seasonal in nature with the peak sales periods generally occurring during the summer and winter months. Accordingly, comparisons among quarters of a year may not be indicative of overall trends and changes in operations.


                                                                            Quarter Ended                           Year Ended
                                                      March 31         June 30    September 30    December 31      December 31
------------------------------------------------------------------------------------------------------------------------------
                                                                              (In thousands, except per-share amounts)
1995
Revenues                                              $717,806        $642,500        $848,781       $725,712       $2,934,799
Income from operations                                 148,222         120,920         299,744        126,806          695,692
Net income                                              70,854          50,889         163,335         52,929          338,007
Earnings applicable to common stock                     60,902          40,937         153,104         42,486          297,429
Earnings per share of common stock                        0.41            0.28            1.04           0.29             2.02
==============================================================================================================================

1994
Revenues                                              $767,686        $651,152        $753,878       $610,269       $2,782,985
Income from operations                                 162,559         136,778         232,472        103,450          635,259
Net income                                              82,145          66,708         126,616         48,148          323,617
Earnings applicable to common stock                     72,114          56,687         116,714         38,180          283,695
Earnings per share of common stock                        0.49            0.39            0.79           0.26             1.93
==============================================================================================================================

Results for the first quarter of 1994 reflect a $10.0 million one-time bonus paid to employees in lieu of a general increase.

Results for the third quarters of 1995 and 1994 reflect the $9.7 and $11.0 million write-offs, respectively, of certain Perryman costs (see
Note 1).

Certain prior-quarter amounts have been reclassified to conform with the current presentation.

                             Baltimore Gas and Electric Company and Subsidiaries

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS
     (c)  Exhibit No. 12     Computation of Ratio of Earnings to Fixed Charges
                             and Computation of Ratio of Earnings to Combined
                             Fixed Charges and Preferred and Preference
                             Dividend Requirements.
          Exhibit No. 23     Consent of Coopers & Lybrand L.L.P., Independent
                             Certified Public Accountants.
          Exhibit No. 27     Financial Data Schedule.


                                    SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            BALTIMORE GAS AND ELECTRIC COMPANY
                                            ----------------------------------
                                                        (Registrant)

Date February 5, 1996                       /s/C.W. Shivery
                                            ----------------------------------
                                            C. W. Shivery, Vice President
                                            on behalf of the Registrant and
                                            as Principal Financial Officer

EXHIBIT INDEX

Exhibit
 Number

   12 Computation of Ratio of Earnings to Fixed Charges and Computation of Ratio of Earnings to Combined Fixed Charges and Preferred and Preference Dividend Requirements.

   23                                     Consent of Coopers & Lybrand L.L.P.,
                                          Independent Certified Public
                                          Accountants.

   27                                     Financial Data Schedule.

                                                                      EXHIBIT 12
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                 PREFERRED AND PREFERENCE DIVIDEND REQUIREMENTS

                                                              12 Months Ended
                                       December      December      December     December    December
                                         1995          1994          1993         1992        1991
                                                        (In Thousands of Dollars)
Net Income                             $338,007       $323,617      $309,866    $264,347     $233,681
Taxes on Income                         172,388        156,702       140,833     105,994       88,041
Adjusted Net Income                    $510,395       $480,319      $450,699    $370,341     $321,722
Fixed Charges:
 Interest and Amortization of Debt
  Discount and Expense and Premium
  on all Indebtedness                  $206,666       $204,206      $199,415    $200,848     $213,616
 Capitalized Interest                    15,050         12,427        16,167      13,800       20,953
 Interest Factor in Rentals               2,099          2,010         2,144       2,033        1,801
 Total Fixed Charges                   $233,815       $218,643      $217,726    $216,681     $236,370
Preferred and Preference
 Dividend Requirements:(1)
 Preferred and Preference Dividends    $ 40,578       $ 39,922       $ 41,839   $ 42,247      $ 42,746
 Income Tax Required                     20,434         19,074         18,763     16,729        15,916
 Total Preferred and Preference
  Dividend Requirements                $ 61,012       $ 58,996       $ 60,602   $ 58,976      $ 58,662
Total Fixed Charges and Preferred
 and Preference Dividend Requirements  $284,827       $277,639       $278,328   $275,657      $295,032
Earnings(2)                            $719,160       $686,535       $652,258   $573,222      $537,139
Ratio of Earnings to Fixed Charges         3.21           3.14           3.00       2.65          2.27
Ratio of Earnings to Combined Fixed
 Charges and Preferred and Preference
 Dividend Requirements                     2.52           2.47           2.34       2.08          1.82

(1) Preferred and preference dividend requirements consist of an amount equal to the pre-tax earnings that would be required to meet dividend requirements on preferred stock and preference stock.
(2) Earnings are deemed to consist of net income that includes earnings of BGE's consolidated subsidiaries, equity in the net income of BGE's unconsolidated subsidiary, income taxes (including deferred income taxes and investment tax credit adjustments), and fixed charges other than capitalized interest.

                                                                      EXHIBIT 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the Prospectuses prepared in accordance with the requirements of Forms S-3 (File Nos. 33-50331, 33-61297, 33-57658, 33-49801, 33-33559 and 33-45260), and Forms S-8 (File Nos. 33-56084
and 33-59545) of our report dated January 19, 1996, on our audits of the consolidated financial statements of Baltimore Gas and Electric Company and Subsidiaries (the "Company"), as of December 31, 1995 and 1994 and for the years ended December 31, 1995, 1994 and 1993, included in this Form 8-K dated February 5, 1996 of the Company.

                                         /s/COOPERS & LYBRAND L.L.P.
                                         Coopers & Lybrand L.L.P.
Baltimore, Maryland
February 5, 1996